UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

BLUE NILE, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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BLUE NILE, INC.
411 First Avenue South
Suite 700
Seattle, Washington 98104
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 26, 2016

Dear Stockholder:
You are cordially invited to attend the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Blue Nile, Inc., a Delaware corporation (“Blue Nile”). Notice is hereby given that the Annual Meeting will be held on Thursday, May 26, 2016 at 8:00 a.m. Pacific Time at 411 First Avenue South, Suite 210, Seattle, Washington 98104 for the following purposes:

1.	To elect our three nominees for director to hold office until the 2019 annual meeting of stockholders;

2.	To ratify the selection by the audit committee of the board of directors of Deloitte & Touche LLP as independent registered public accounting firm for Blue Nile for fiscal year ending January 1, 2017;

3.	To approve an advisory resolution approving executive compensation; and

4.	To conduct any other business properly brought before the Annual Meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 1, 2016. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at our principal offices located at 411 First Avenue South, Suite 700, Seattle, Washington 98104.

By Order of the Board of Directors,

Lauren Neiswender
General Counsel and Corporate Secretary

Seattle, Washington
April 15, 2016

You are cordially invited to attend the Annual Meeting in person. Directions to our Annual Meeting are available at http://investor.bluenile.com. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the proxy mailed to you or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting to be Held on
May 26, 2016. Blue Nile’s Proxy Statement and Annual Report to security holders for the fiscal year ended January 3, 2016 are also available at http://investor.bluenile.com.

2016 STOCKHOLDER VOTING AND MEETING INFORMATION

Date & Time:	May 26, 2016
8:00 a.m. Pacific Time

Place:	Blue Nile, Inc.
411 First Avenue South - Suite 210
Seattle, WA 98104

Voting:	Shareholders as of the record date, April 1, 2016, are entitled to vote.

HOW TO CAST YOUR VOTE

You can vote by any of the following methods:

Internet (http://www.voteproxy.com) until 8:59 p.m. Pacific Time on Wednesday, May 25, 2016.

Telephone, if you requested printed materials, by using the toll-free number listed on your proxy card until 8:59 p.m. Pacific Time on Wednesday, May 25, 2016.

Scan the QR code with your smartphone until 8:59 p.m. Pacific Time on Wednesday, May 25, 2016.

Mail, by completing, signing, and returning your proxy or voting instruction card to us before the Annual Meeting at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on May 26, 2016.

In person, if you are a stockholder of record, by voting your shares at the Annual Meeting. If your shares are held in the name of a broker, nominee, or other intermediary, you must obtain a proxy, executed in your favor, to bring to the meeting.

VOTING MATTERS

Proposal	Board Vote Recommendation
1 – Election of Directors	FOR each Director Nominee
2 – Ratification of Selection of Independent Registered Public Accounting Firm	FOR
3 – Advisory Vote Approving Executive Compensation	FOR

BOARD NOMINEES

Name	Age	Director Since	Independent	Committee Memberships
Chris Bruzzo	46	2011	Yes	Compensation (chair)
Harvey Kanter	54	2012	No	N/A
Leslie Lane	48	2008	Yes	Compensation & Nominating and Corporate Governance

BLUE NILE, INC.
411 First Avenue South
Suite 700
Seattle, Washington 98104
PROXY STATEMENT
FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 26, 2016
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), Blue Nile, Inc. (sometimes referred to herein as “we,” “us,” “Blue Nile,” or the “Company”) has elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”).
Why are the proxy materials being made available to me?
We are making proxy materials available to you because the board of directors is soliciting your proxy to vote at the 2016 annual meeting of stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 15, 2016 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after April 26, 2016.
How do I attend the Annual Meeting?
The meeting will be held on Thursday, May 26, 2016 at 8:00 a.m. Pacific Time. Directions to the Annual Meeting may be found at http://investor.bluenile.com. Information about how to vote in person at the Annual Meeting is discussed below.
Who may vote at the Annual Meeting?
Only stockholders of record at the close of business on April 1, 2016 will be entitled to vote at the Annual Meeting. On this record date, there were 11,608,712 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name. If on April 1, 2016 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, please fill out and return the proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank. If on April 1, 2016 your shares were held not in your name, but rather in an account at a brokerage firm, bank or similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What proposals will be voted on at the meeting?
There are three proposals scheduled to be voted on at the meeting:

1.	To elect our three nominees for director to hold office until the 2019 annual meeting of stockholders (Proposal 1);

2.
To ratify the selection by the audit committee of the board of directors of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending January 1, 2017 (Proposal 2); and

3.	To approve an advisory resolution approving executive compensation (Proposal 3).
We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.
How do I vote?
The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the proxy card that you may request or that we may elect to deliver at a later time, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

☐	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

☐
To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

☐
To vote over the telephone, dial toll-free 1-800-776-9437, or, if you are calling outside the U.S., dial 1-718-921-8500, using a touch-tone phone and follow the recorded instructions. Please have your Notice in hand when you call. Your vote must be received by 8:59 p.m. Pacific Time (11:59 p.m. Eastern Time) on Wednesday, May 25, 2016 to be counted.

☐
To vote on the Internet, go to http://www.voteproxy.com to complete an electronic proxy card. Your vote must be received by 8:59 p.m. Pacific Time (11:59 p.m. Eastern Time) on Wednesday, May 25, 2016 to be counted.

☐ To vote on your smartphone, scan the QR code found on the proxy card to complete an electronic proxy card. Your vote must be received by 8:59 p.m. Pacific Time (11:59 p.m. Eastern Time) on Wednesday, May 25, 2016 to be counted.
We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
Beneficial Owner: Shares Registered in the Name of Broker or Bank. If on April 1, 2016, you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received Notice containing instructions from that organization rather than the Notice from Blue Nile. Simply follow the instructions in the Notice provided to you to ensure that your vote is counted. Alternatively, you may vote by telephone or on the Internet as instructed by your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain from the record holder a valid proxy issued in your name and present it to our inspector of elections at the Annual Meeting.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 1, 2016.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

☐	You may submit another properly completed proxy card with a later date.

☐	You may grant a subsequent proxy by telephone or through the Internet.

☐	You may send a timely written notice that you are revoking your proxy to Blue Nile’s Corporate Secretary at 411 First Avenue South, Suite 700, Seattle, Washington 98104.

☐	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by that organization.
When are stockholder proposals due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 16, 2016 (120 calendar days prior to the anniversary of the mailing date of this proxy statement), to our Corporate Secretary at 411 First Avenue South, Suite 700, Seattle, Washington 98104. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities and Exchange Act of 1934, as amended.
A stockholder proposal or nomination for director that will not be included in next year’s proxy materials, but that a stockholder intends to present in person at next year’s annual meeting, must comply with the notice, information and consent provisions contained in our bylaws. In part, the bylaws provide that to timely submit a proposal or nominate a director you must do so by submitting the proposal or nomination in writing to our Corporate Secretary at our principal executive offices no later than the close of business on February 25, 2017 (90 calendar days prior to the first anniversary of the date of the Annual Meeting) nor earlier than the close of business on January 26, 2017 (120 calendar days prior to the first anniversary of the date of the Annual Meeting). In the event that we set an annual meeting date for 2017 that is not within 30 days before or after the anniversary of the date of the Annual Meeting, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2017 annual meeting and no later than the close of business on the later of the 90th day prior to the 2017 annual meeting or the 10th day following the day on which public announcement of the date of the 2017 annual meeting is first made. You are also advised to carefully review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the submission of certain information with respect to proposed nominees and proponents of any stockholder proposals. You may obtain a copy of our bylaws by mailing a request in writing to Blue Nile’s Corporate Secretary at 411 First Avenue South, Suite 700, Seattle, Washington 98104, or by going online to www.sec.gov.
How many votes are needed to approve each proposal?
If a quorum is present, each proposal requires the votes described below to be approved.

☐
Proposal 1 - Election of Directors. For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

☐
Proposal 2 - Ratification of Deloitte & Touche LLP as independent registered public accounting firm. To be approved, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending January 1, 2017 must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. You may vote “For,” “Against,” or “Abstain” from the proposal to approve the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending January 1, 2017. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

☐
Proposal 3 - Advisory Vote Approving Executive Compensation. To be approved, the compensation of our named executive officers must receive “For” votes from the holders of a majority of our shares present and entitled to vote either in person or by proxy. You may vote “For,” “Against,” or “Abstain” from the proposal to approve the compensation of our named executive officers. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding a majority of the outstanding shares of stock entitled to vote are present at the Annual Meeting or represented by proxy. On the record date, there were 11,608,712 shares of common stock outstanding and entitled to vote. Thus, the holders of 5,804,357 shares of common stock must be present in person or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. In the absence of a quorum, the Annual Meeting may be adjourned either by the chairman of the meeting or by vote of the holders of a majority of shares present at the meeting in person or represented by proxy.
What if I return a proxy card but do not make specific choices?
If you are a stockholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted as recommended by the board of directors. The board of directors unanimously recommends a vote:

1.	“FOR” the election of the three nominees for director (Proposal 1);

2.	“FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending January 1, 2017 (Proposal 2); and

3.	“FOR” approval of the advisory resolution approving executive compensation (Proposal 3).
If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If your shares are held in street name and you do not instruct your broker on a timely basis on how to vote your shares, your brokerage firm, in its discretion may either leave your shares unvoted or vote your shares on routine matters. The election of directors and the advisory vote approving executive compensation are non-routine matters. Consequently, without your voting instructions, your brokerage firm cannot vote your shares on these proposals. These unvoted shares, called “broker non-votes,” refer to shares held by brokers who have not received voting instructions from their clients, and who do not have discretionary authority to vote on these matters because they are non-routine matters. In tabulating the voting results for the election of directors and the advisory approval of executive compensation, shares that constitute broker non-votes are not considered entitled to vote on such proposals. Accordingly, broker non-votes will not affect the outcome of the vote on these proposals.
The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2017 is considered a routine matter.
Whether or not your brokerage firm can vote or does vote your shares on your behalf on any proposal, if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) your shares will be counted as present for the purpose of determining a quorum.
How can I find out the results of the voting at the Annual Meeting?
Votes will be counted by a representative of our independent inspector of elections appointed for the Annual Meeting. Preliminary voting results will be announced at the Annual Meeting. We will publish final voting results on a Form 8-K that we expect to file within four business days after our Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish the preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
The board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.
Prior to February 23, 2015, the board of directors was comprised of eight members. Effective on February 23, 2015, the board of directors appointed Robert van Schoonenberg to the board of directors, and increased the size of the board of directors from eight to nine members. At the 2015 annual meeting of stockholders held on June 4, 2015, Steve Scheid decided not to stand for re-election, and the size of the board of directors was decreased from nine to eight members, effective the date of the 2015 annual meeting.
There are three directors in the class whose term of office expires in 2016: Chris Bruzzo, Harvey Kanter, and Leslie Lane. Mr. Bruzzo was appointed to the board of directors in 2011 and was previously elected by the stockholders. Mr. Kanter was appointed to the board of directors in 2012 and was previously elected by the stockholders. Mr. Lane was appointed to the board of directors in 2008 and was previously elected by the stockholders. Mr. Bruzzo and Mr. Lane have each been designated by the board of directors as independent directors within the meaning of the applicable NASDAQ Stock Market LLC (“Nasdaq”) listing standards. Mr. Kanter is not an independent director due to his employment with us.
On the recommendation of our nominating and corporate governance committee, the board of directors has nominated each of Mr. Bruzzo, Mr. Kanter, and Mr. Lane to stand for election at the Annual Meeting. If elected at the Annual Meeting, each of Mr. Bruzzo, Mr. Kanter, and Mr. Lane would serve until the 2019 annual meeting of stockholders and until his successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal.
For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome. In the unexpected event that a nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by us. Alternatively, the board of directors may decide to reduce the size of the board of directors. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable or unwilling to serve.
Below is a biography of each nominee and each director whose term will continue after the Annual Meeting. The biographies below include information, as of the date of this proxy statement, regarding specific and particular experience, qualifications, attributions or skills of each director that led the nominating and corporate governance committee to recommend the director nominees to the board of directors and to conclude that each of the other directors should continue to serve as members of the board of directors.
In addition to the individual information set forth below, all of our directors, including our nominees, must exemplify the highest levels of ethics and integrity, have a demonstrated willingness to devote sufficient time and energy to serve on the board of directors and its committees, and have a commitment to rigorously represent the long-term interests of our stockholders.
It is our policy to invite and encourage directors and nominees for director to attend our annual meetings. Mr. Kanter attended the 2015 annual meeting of stockholders in person, and Mr. Bruzzo attended via teleconference.

BOARD OF DIRECTORS

Name	Age	Director Since	Term Ends	Independent	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Chris Bruzzo (1)	46	2011	2016	X		X*
Harvey Kanter, chairman	54	2012	2016
Leslie Lane	48	2008	2016	X		X	X
Mindy Meads**(2)	64	2013	2017	X	X	X
Scott Howe (3)	48	2014	2017	X	X		X*
Robert van Schoonenberg (4)	69	2015	2017	X	X*
Michael Potter (5)	54	2007	2018	X	X
Mary Alice Taylor (6)	66	2000	2018	X			X
Number of Committee Meetings During Fiscal Year 2015					9	7	5
*    Committee chairperson
**    Lead independent director

(1)	Mr. Bruzzo was appointed chair of the compensation committee and, in light of these additional responsibilities, no longer serves on the audit committee effective May 5, 2015.

(2)	Ms. Meads was appointed the lead independent director effective February 2, 2016.

(3)	Mr. Howe was appointed chair of the nominating and corporate governance committee effective February 29, 2016.

(4)
Mr. van Schoonenberg was appointed to the board of directors and to the compensation committee effective February 23, 2015. On February 29, 2016, Mr. van Schoonenberg was appointed chair of the audit committee and, in light of these additional responsibilities, he no longer serves on the compensation committee.

(5)	Mr. Potter served as our lead independent director from January 2014 to February 2016.

(6)	Ms. Taylor was the chair of the nominating and corporate governance committee until February 29, 2016.
NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2019 ANNUAL MEETING OF STOCKHOLDERS
Chris Bruzzo
Chris Bruzzo has served as a director since July 2011. Since September 2014, Mr. Bruzzo has served as executive vice president and global chief marketing officer of Electronic Arts, a global interactive entertainment software company. From May 2013 to September 2014, Mr. Bruzzo has served as the senior vice president and general manager of Evolution Fresh, a subsidiary of Starbucks Corporation (“Starbucks”), a specialty coffee retailer. From June 2012 to May 2013, Mr. Bruzzo served as the senior vice president of channel brand management at Starbucks. From June 2011 to June 2012, he served as the senior vice president and chief marketing officer for Seattle’s Best Coffee, a subsidiary of Starbucks. From June 2008 to July 2011, he served as vice president of global advertising & digital marketing at Starbucks. From January 2008 to May 2008, Mr. Bruzzo served as the chief technology officer and interim chief information officer at Starbucks and from January 2007 to January 2008, he served as the vice president of digital strategy at Starbucks. From July 2006 to October 2006, Mr. Bruzzo served as the vice president of marketing and public relations at Amazon.com, Inc. (“Amazon.com”), an online retailer. From July 2003 to February 2006, Mr. Bruzzo served in various roles at Amazon.com, including vice president of strategic communications, content and initiatives. Prior to Amazon.com, Mr. Bruzzo was an assistant vice president at Regence Blue Shield, an insurance company. Mr. Bruzzo received his undergraduate degree from Whitworth University. He currently serves as the chair of our compensation committee. Mr. Bruzzo has an extensive background in marketing and in building an iconic global brand. His expertise and perspective enrich the leadership of the board of directors as we continue to expand our brand globally. Further, Mr. Bruzzo’s extensive expertise in social media provides the board of directors with valuable insights into the most effective ways to interact with our customers.

Harvey Kanter
Harvey Kanter has served as our chief executive officer, president and director since March 2012. He has served as the chairman of the board of directors since January 1, 2014. He served as the chief executive officer and president of Moosejaw Mountaineering and Backcountry Travel, Inc., a leading multi-channel retailer of premium outdoor apparel and gear, from January 2009 to March 2012. From April 2003 to June 2008, Mr. Kanter served in various executive positions at Michaels Stores, Inc. (“Michaels”), a specialty retailer of arts and crafts, most recently serving as the executive vice president and managing director from March 2006 to June 2008. While at Michaels, Mr. Kanter also served as the president of Aaron Brothers, Inc., a division of Michaels, from April 2003 to March 2006. From October 1995 to March 2003, Mr. Kanter served in various management positions at Eddie Bauer, Inc. (“Eddie Bauer”), a premium outdoor retailer, including serving as the vice president and managing director of Eddie Bauer Home, a division of Eddie Bauer. Prior to Eddie Bauer, Mr. Kanter held positions at several other retailers, including Sears Roebuck Company, a multi-line retailer, and Broadway Stores, Inc. (known as Carter Hawley Hale Department Stores). Mr. Kanter also serves on the board of directors for Potbelly Corporation, an international sandwich concept. He is also on the board of directors of Jewelers for Children, the industry’s charity foundation; a board advisor for The Fred Hutchinson Cancer Research Institutes (“Obliteride”); and on the board of directors of Seattle University’s EMBALP graduate program. Mr. Kanter received his M.B.A. from Babson College and his undergraduate degree from Arizona State University. Mr. Kanter’s extensive retail experience with national retailers is highly valuable to the board of directors, as this experience provides deep retail industry experience, brand expertise, experience building a customer-centric brand, and leadership skills. Additionally, as our chairman, chief executive officer and president, Mr. Kanter brings to the board of directors critical insights into our strategic opportunities and into our day-to-day operations, organizational development, and structure and make him exceptionally well qualified to be our chairman.

Leslie Lane
Leslie Lane has served as a director since December 2008. Since January 2016, Mr. Lane has served as the president of the U.S. and Americas of Airwair International Ltd., a footwear and clothing retailer, with responsibility for managing the Dr. Martens business in that region. From May 2011 to January 2016, Mr. Lane served as an operating partner at Altamont Capital Partners (“Altamont”), a private equity company. From July 2013 to January 2016, Mr. Lane also served as the chief executive officer and director of one of Altamont’s portfolio companies, Dakine, Inc., an outdoor apparel and accessories company. From June 2010 to April 2011, Mr. Lane served as the vice president and managing director of the Nike Foundation at Nike, Inc. (“Nike”), a designer, marketer and distributor of athletic footwear, apparel, equipment, and accessories. From October 2006 to June 2010, he served as vice president and general manager of Global Running for Nike. From March 2004 to October 2006, he served as director of Nike Global Footwear finance and strategic planning and, from March 2003 to March 2004, he served as the director of Nike subsidiaries. From 1998 to 2002, Mr. Lane held various positions at Roll International Corporation, a private holding company, including serving as the chief operating officer of PomWonderful LLC, the chief financial officer of Paramount Citrus, and the vice president of strategy of Roll International Corporation. From 1990 to 1998, Mr. Lane was a consultant with Bain & Company, a management consultant firm. He received his M.A. in Chemistry from Oxford University and his M.B.A. from Harvard University. Mr. Lane served as our lead independent director from February 2012 to January 2014, and is currently a member of our compensation committee and nominating and corporate governance committee. Mr. Lane has a strong background in building customer-centric brands. His deep retail experience provides the board of directors with valuable insights into strategic branding and marketing opportunities both domestically and internationally. Additionally, through his experience as a chief executive officer, Mr. Lane is able to provide the board with top-level perspective in strategy, operations, and business. Further, Mr. Lane’s financial expertise and experience are highly valuable to the board of directors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE (PROPOSAL 1).

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING OF STOCKHOLDERS
Scott Howe
Scott Howe has served as a director since January 2014. Mr. Howe has served as the chief executive officer, president, and a director of Acxiom Corporation, an enterprise data, analytics, and software-as-a-service company, since 2011. From 2007 to 2010, he served as the corporate vice president of Microsoft Advertising Business at Microsoft Corporation, a provider of software and services. In 2010, he co-founded and served as interim chief executive officer and president of King of the Web, Inc., a company maintaining a portfolio of online game shows. From 1999 to 2007, Mr. Howe served as an executive and later as a corporate officer at aQuantive, Inc., a digital marketing services company. Prior to aQuantive, Inc., Mr. Howe was with The Boston Consulting Group and Kidder, Peabody & Company, Inc. He serves on the board of directors of the Center for Medical Weight Loss and is a former director of the Internet Advertising Bureau (IAB), an advertising business organization that develops industry standards, conducts research, and provides legal support for the online advertising industry, and Turn, Inc., a digital advertising company. Mr. Howe was also formerly a director of Geeknet, Inc., an online retailer. Mr. Howe received his M.B.A. from Harvard University and his undergraduate degree from Princeton University. Mr. Howe serves on our audit committee and has been designated by the board of directors as an audit committee financial expert. Mr. Howe also serves as the chair of our nominating and corporate governance committee. Mr. Howe brings a deep expertise to the board of directors in the digital advertising industry and data analytics. Further, his experience and background as a chief executive officer offers the board of directors additional experience in executive leadership and strategic execution. Mr. Howe’s experience and demonstrated excellence in his field enriches the board of directors’ mix of skills and expertise and is particularly valuable to our business, as we focus on reaching potential consumers through on-line marketing.

Mindy Meads
Mindy Meads has served as a director since May 2013 and has served as our lead independent director since February 2016. Ms. Meads served as the chief executive officer of Calypso St. Barth, a resort brand of apparel and accessories, from December 2013 to December 2014. From February 2010 to April 2011, she served as a co-chief executive officer of Aeropostale, Inc. (“Aeropostale”), a mall-based specialty retailer of casual apparel and accessories for kids and young adults, and was president and chief merchandising officer of Aeropostale from March 2007 to February 2010. From August 2006 to January 2007, she was president and chief executive officer of Victoria’s Secret Direct, a division of Limited Brands, Inc., a clothing retailer. From 2004 to 2005, Ms. Meads served as chief executive officer of Lands’ End, an apparel retailer (“Lands’ End”). Prior to Lands’ End, Ms. Meads held a variety of executive merchandising and operating positions at Sears, Gymboree, The Limited and R.H. Macy’s, all nationwide retailers. Ms. Meads formerly served on the board of directors of Aeropostale, The Wet Seal, Inc., a teen specialty retailer of apparel and accessory items, and Mela Sciences, Inc., a biotech company. Ms. Meads is also a member of The Committee of 200, America’s Women Business Leaders, and has served as a trustee and a member of the Audit Committee of The Master School, a private high school in New York, since 2010. Ms. Meads is a former director of the Federal Reserve Board for the 7th District (Chicago). Ms. Meads received her undergraduate degree from the University of Illinois, Urbana. Ms. Meads serves on our audit committee and compensation committee, and has been designated by the board of directors as an audit committee financial expert. Ms. Meads’ extensive experience as a chief executive officer of national retailers is highly valued by the board of directors in terms of retail industry experience, brand experience, leadership skills, and strategic planning. Additionally, Ms. Meads is an experienced director, providing the board of directors with further depth and valuable corporate governance experience.

Robert G. van Schoonenberg
Robert van Schoonenberg has served as a director since February 2015. Mr. van Schoonenberg has served as the chairman and chief executive officer of BayPoint Capital Partners, LLC, a private equity firm since January 2008, and co-managing partner of AmeriCap Partners LLC, a growth capital investment firm since September 2010. From February 2008 until June 2010, Mr. van Schoonenberg was the chairman of the board of directors of Premiere Entertainment, LLC, a digital broadcast production company. Mr. van Schoonenberg previously served in various capacities at Avery Dennison Corporation, a Fortune 500 labeling, packaging materials, and solutions company, including serving as executive vice president, chief legal officer and corporate secretary to the board of directors. Mr. van Schoonenberg currently serves as chairman of the board of Guidance Software, Inc., a digital forensics and cybersecurity company; and on the board of directors of Live Media Group LLC, a multimedia company specializing in the production and delivery of live entertainment, music and sporting events to television, in-theatre, the Internet, and mobile devices. He formerly served on the board of directors of Ryland Group, Inc., a national home building company; and Altair Nanotechnologies, Inc., a manufacturer of nano-based products. Mr. van Schoonenberg also serves on the Board of Trustees for Southwestern University School of Law. Mr. van Schoonenberg received his J.D. degree from University of Michigan Law School, M.B.A. from the University of Wisconsin at Madison, and undergraduate degree from Marquette University. Mr. van Schoonenberg serves as the chair of our audit committee and has been designated by the board of directors as an audit committee financial expert. Mr. van Schoonenberg’s deep experience in corporate governance, law, and strategy at the executive level for multiple companies makes him a valuable member of the board of directors.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING OF STOCKHOLDERS
Michael Potter
Michael Potter has served as a director since October 2007. From October 2011 to March 2012, Mr. Potter served as the chief operating officer of zulily, inc. (“zulily”), an Internet retailer of daily deals for moms and children. From June 2000 to June 2005, Mr. Potter served as chairman and chief executive officer of Big Lots, Inc. (“Big Lots”), a Fortune 500 retailer. Prior to serving as the chief executive officer, Mr. Potter served in various capacities at Big Lots, including the role of chief financial officer. Prior to Big Lots, Mr. Potter held various positions at The Limited, Inc., May Department Stores, and Meier & Frank, all retail companies. Mr. Potter formerly served on the board of directors of zulily; Coldwater Creek, Inc., a triple channel retailer of women’s apparel, gifts and accessories; Newegg, Inc., an online-only retailer specializing in high-tech products; and Big Lots. Mr. Potter received his M.B.A. from Capital University and his undergraduate degree from the University of Oregon. Mr. Potter served as our lead independent director twice from January 2014 to February 2016 and from February 2011 to February 2012. Mr. Potter currently serves on our audit committee and has been designated by the board of directors as an audit committee financial expert. Mr. Potter brings a wealth of retail experience to the board of directors. His prior experience as a chairman, chief executive officer, and director of a Fortune 500 retailer provides the board of directors with valuable leadership skills, strategic planning, and corporate governance skills. In addition, his prior experience as a chief operating officer for an internet retailer, as well as a chief financial officer for a Fortune 500 retailer, provides valuable operational, e-commerce, and financial expertise to the board of directors. Mr. Potter’s leadership, tenure, retail and executive leadership experience, and independence, make him well qualified to serve on the board of directors.

Mary Alice Taylor
Mary Alice Taylor has served as a director since March 2000. Ms. Taylor has been an independent business executive since October 2000. She held a temporary assignment as chairman and chief executive officer of Webvan Group, Inc., an e-commerce company, from July 2001 to December 2001. Prior to that, she served as chairman and chief executive officer of HomeGrocer.com, an e-commerce company, from September 1999 until she completed a sale of the company to Webvan Group, Inc. in October 2000. From January 1997 to September 1999, Ms. Taylor served as corporate executive vice president of worldwide operations and technology for Citigroup, Inc., a financial services organization. Ms. Taylor also served as Senior Vice President of Federal Express Corporation, a delivery services company, from September 1991 until December 1996. Ms. Taylor also serves on the board of directors of Allstate Corporation, an insurance company. Ms. Taylor formerly served on the board of directors of Autodesk Inc., a design software company, and Sabre Holdings, an Internet travel services company. Ms. Taylor received her undergraduate degree from Mississippi State University. Ms. Taylor served as our lead independent director from May 2004 through February 2011. Ms. Taylor currently serves on our nominating and corporate governance committee. Ms. Taylor is a tenured board member with an in-depth understanding of our business, and she is a seasoned business leader and director. Her executive leadership experience, including her role as chief executive officer, provides the board of directors with valuable operational, financial, and executive leadership skills. Her experience, tenure, and in-depth knowledge about our business make her exceptionally well qualified to serve as our director and nominating and corporate governance committee chair.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
CORPORATE GOVERNANCE HIGHLIGHTS

Board Independence
• Independent director nominees	2 of 3
• Lead Independent Director	Mindy Meads
• Independent board committees	All

Evaluating and Improving Board Performance
• Board evaluations	Annually
• Committee evaluations	Annually
• Board orientation	Yes

Aligning Director and Stockholder Interests
• Director stock ownership guidelines	Yes
• Director equity grants	Yes
INDEPENDENCE OF THE BOARD OF DIRECTORS
As required under the Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The board of directors consults with our legal counsel to ensure that the boards of directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq as in effect, from time to time.
Consistent with these considerations, after reviewing all relevant transactions and relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the board of directors affirmatively determined that the following seven directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Bruzzo, Mr. Howe, Mr. Lane, Ms. Meads, Mr. Potter, Ms. Taylor, and Mr. van Schoonenberg. In making this determination, the board of directors found that none of these directors had a material or other disqualifying relationship with us. Mr. Kanter is not independent by virtue of his employment with us.
THE BOARD OF DIRECTORS’ ROLE IN RISK OVERSIGHT
There are risks inherent in every business and the board of directors has oversight over how we manage the risks associated with our business. The board of directors takes an active role, as a whole and at the committee level, in overseeing management of the company’s risks. Our management keeps the board of directors apprised of significant risks facing our business and the approach being taken to understand, manage and mitigate such risks. Specifically, strategic risks are overseen by the full board of directors; financial risks are overseen by the audit committee of the board of directors; risks relating to compensation plans and arrangements are overseen by the compensation committee of the board of directors; and risks associated with director independence and potential conflicts of interest are overseen by the nominating and corporate governance committee of the board of directors. In fiscal year 2015, management presented to the board of directors the results of our enterprise risk management assessment. In connection with its review, the board of directors went through the risks identified by management, the process management used to identify and rate the risks, the mitigation strategies for each of the material risks, and the relevant action items. The board of directors believes that the process it goes through to oversee the management of risks allows it to understand the critical risks facing the business, evaluate our risk management process, ensure that the risk management process is functioning adequately, and foster a culture of risk awareness.
MEETINGS OF THE BOARD OF DIRECTORS
The board of directors met eleven times during fiscal year 2015. Each board member attended 75% or more of the aggregate of the meetings of the board of directors and meetings of the committees on which he or she served, held during the period for which he or she was a director or committee member.
As required under applicable Nasdaq listing standards, in fiscal year 2015, our independent directors met at least four times in regularly scheduled executive sessions at which only independent directors were present. The lead independent director presided over the executive sessions. From January 2014 until February 2016, Mr. Potter has served as our lead independent director. Since February 2016, Ms. Meads has served as our lead independent director. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of Blue Nile’s Corporate Secretary at 411 First Avenue South, Suite 700, Seattle, Washington 98104. If no particular director is named, letters will be forwarded, depending on the subject matter, to the chair of the audit committee, compensation committee, or nominating and corporate governance committee, as applicable.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES
In April 2004, our board of directors documented the governance practices followed by us and our board of directors by adopting the Corporate Governance Policies (the “Governance Policies”). The Governance Policies provide our board of directors with the necessary authority to review and evaluate our business operations as needed, and they are designed to facilitate our board of directors’ independent decision making authority. The Governance Policies are intended to align the interests of directors and management with those of our stockholders. The Governance Policies, among other things, set forth the practices the board of directors will follow with respect to the selection of directors, the independence of the directors, meetings of the board of directors, committees of the board of directors, and the responsibilities of the board of directors. The Governance Policies were adopted to, among other things, reflect changes to the Nasdaq listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Governance Policies of the board of directors, as well as the charters for each committee of the board of directors, may be viewed on our website at www.bluenile.com in the corporate governance section of our investor relations page.
Leadership Structure. The board of directors does not have a policy on whether the role of the chairman and chief executive officer should be separate. On January 1, 2014, Mr. Kanter was appointed as our chairman of the board of directors. The board of directors believes that combining the chairman and chief executive officer position is currently the most effective leadership structure for us, given Mr. Kanter’s deep understanding of the day-to-day operations of our business and the strategic opportunities for our business. In light of his combined role, he is positioned to help elevate the most critical issues to the board of directors for consideration. Mr. Kanter is not considered an independent director by virtue of his current role as our chief executive officer. Our Governance Policies provide that to the extent that there is not an independent chairman, the board of directors will designate an independent director to serve as lead independent director. Mr. Potter served as our lead independent director from January 2014 through February 2016. On February 2, 2016, the board of directors appointed Ms. Meads as our lead independent director. Pursuant to our Governance Policies, except to the extent otherwise deemed appropriate by the board of directors, the lead independent director has the following responsibilities: (i) in conjunction with the chief executive officer, establish agendas for meetings of the independent directors; (ii) preside over the meetings of the independent directors; and (iii) coordinate the activities of the other independent directors and perform various other duties. Typically, there is a meeting of the independent directors in conjunction with every quarterly meeting of the board of directors, and in 2015 each quarterly meeting of the board of directors included a non-management executive session. This allows the directors to speak candidly on any matter of interest without members of management present.
Committees. The board of directors has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. Below is a description of each committee of the board of directors. Each committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities. The board of directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us.
AUDIT COMMITTEE
The audit committee of the board of directors oversees our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the audit committee performs functions, including, among other things:

•	evaluating the performance of and assessing the qualifications of the independent registered public accounting firm;

•	determining and approving the engagement of the independent registered public accounting firm;

•
reviewing all relationships between the prospective auditors, or their affiliates and us, or persons in financial oversight roles with us, that may reasonably be thought to bear on independence, and to discuss with the prospective auditors the potential effects of such relationships on the independence of the prospective auditors;

•	determining whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	evaluating the systems of internal control over financial reports;

•	reviewing and approving the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitoring the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law;

•	reviewing and approving or rejecting transactions between us and any related parties;

•	conferring with management and the independent registered public accounting firm regarding the effectiveness of our internal controls over financial reporting;

•
establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•
reviewing our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Prior to May 5, 2015, the audit committee was comprised of four directors: Mr. Potter (chair), Mr. Bruzzo, Mr. Howe, and Ms. Meads. Effective on May 5, 2015, Mr. Bruzzo stepped off the audit committee, and the audit committee was comprised of the remaining three directors. Effective on February 29, 2016, the board of directors appointed Mr. van Schoonenberg to the committee and as the committee’s chair, adding a fourth director to the committee. The audit committee met nine times during fiscal year 2015. The audit committee has adopted a written charter that is available at http://investor.bluenile.com.
The board of directors annually reviews the Nasdaq listing standards definition of independence for audit committee members and has determined that all members of our audit committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The board of directors has also determined that each of Mr. Howe, Ms. Meads, Mr. Potter, and Mr. van Schoonenberg qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. In making this determination, the board of directors made a qualitative assessment of Mr. Howe’s, Ms. Meads’, Mr. Potter’s, and Mr. van Schoonenberg’s level of knowledge and experience based on a number of factors, including their respective formal education, experience, business acumen, and independence.

AUDIT COMMITTEE REPORT(1)
The audit committee reviewed and discussed the audited financial statements for fiscal year 2015 with management of Blue Nile. The audit committee has also discussed with Blue Nile’s independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The audit committee has also received the written disclosures and the letter from Blue Nile’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Blue Nile’s independent registered public accounting firm’s independence. Based on the foregoing, the audit committee has recommended to the board of directors that the audited financial statements be included in Blue Nile’s Annual Report on Form 10-K for the fiscal year ended January 3, 2016.
Date: April 15, 2016

Respectfully submitted, Robert van Schoonenberg, Chairman Scott Howe Mindy Meads Michael Potter

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Blue Nile under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION COMMITTEE
Prior to February 2015, the compensation committee was comprised of four directors: Mr. Scheid (former chair), Mr. Bruzzo (current chair), Ms. Meads, and Mr. Lane. Following Mr. van Schoonenberg’s appointment to the compensation committee on February 23, 2015, the compensation committee was increased to five members. On May 5, 2015, Mr. Bruzzo was appointed as the new chairman of the compensation committee. On June 4, 2015, Mr. Scheid did not stand for re-election to the board of directors at the 2015 annual stockholder meeting; thus as of June 4, 2015, Mr. Scheid was no longer on our board of directors or its compensation committee. Effective on February 29, 2016, Mr. van Schoonenberg stepped off the compensation committee due to his new role as chair of the audit committee. Currently, the compensation committee is comprised of three members. The compensation committee met seven times during fiscal year 2015. The board of directors has determined that all of the members of the compensation committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The compensation committee has adopted a written compensation committee charter that is available at http://investor.bluenile.com.
The compensation committee acts on behalf of the board of directors to review, adopt, and oversee our compensation strategy, policies, plans, and programs, including:

•
reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management and evaluation of performance in light of these objectives;

•	reviewing and approving of the compensation and other terms of employment of our executive officers and other senior management; and

•	administering our equity compensation plans, incentive compensation plans, and other similar plans.
Each year, the compensation committee reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

The agenda for each compensation committee meeting is generally developed by the chair of the compensation committee, in consultation with the chief executive officer, the chief financial officer, the vice president of human resources, and the general counsel, as appropriate. The compensation committee meets regularly in executive session. From time to time, various members of management as well as outside advisors or consultants may be invited by the compensation committee to make presentations, provide financial or other background information or advice, or otherwise participate in the compensation committee meetings. The charter of the compensation committee grants the compensation committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, human resources, accounting, or other advisors and consultants and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. In particular, the compensation committee has the sole authority to retain compensation consultants to assist it in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
Under its charter, the compensation committee may form, and delegate authority to, subcommittees, as appropriate. In 2004, the compensation committee formed the stock award committee. Three executives compose the stock award committee: our chief executive officer, chief financial officer, and general counsel. The compensation committee delegated authority to the stock award committee to grant equity awards to newly hired non-executive employees and merit awards to existing non-executive employees at such times as are specifically authorized within ranges approved by the compensation committee. The purpose of this delegation of authority is to enhance the flexibility of our equity administration and to facilitate the timely grant of equity to non-executive employees within specified limits approved by the compensation committee.
Compensation Committee Interlocks and Insider Participation
None of the compensation committee’s members has at any time been an officer or employee of Blue Nile. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that at the same time has or had one or more of its executive officers serving on the board of directors or compensation committee. None of the compensation committee’s members is or was a participant in a “related person transaction” in the past fiscal year (see “Transactions with Related Persons” included herein for a description of our policy on related person transactions). In 2015, the compensation committee engaged independent compensation consultant Towers Watson & Co. (“Towers Watson”). The role of this compensation consultant is described in our “Compensation Discussion and Analysis” section below.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
The nominating and corporate governance committee of the board of directors is responsible for, among other things:

•	identifying, reviewing and evaluating candidates to serve as directors;

•	recommending candidates to the board of directors for election to the board of directors;

•	reviewing and evaluating incumbent directors;

•	considering recommended director nominees and proposals submitted by stockholders;

•	evaluating the performance, authority, operations, charter, and composition of each standing committee and the performance of each committee member and recommending changes, as it deems appropriate;

•	developing and periodically reviewing a management succession plan;

•	establishing and carrying-out a process for the periodic review of the performance of the board of directors and its committees and management;

•	assessing the independence of directors;

•	evaluating the need for a plan or program for the continuing education of directors;

•	reviewing significant regulatory, legal or other initiatives and matters that may materially impact us;

•	developing and reviewing our corporate governance principles;

•	evaluating our directors and officers liability insurance; and

•	overseeing our policies and practices regarding philanthropic and political activities.
During 2015, three directors comprised the nominating and corporate governance committee: Ms. Taylor (former chair), Mr. Howe (current chair), and Mr. Lane. Effective on February 29, 2016, Mr. Howe was appointed chair of the nominating and corporate governance committee. The board of directors has determined that all of the members of the nominating and corporate governance committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The nominating and corporate governance committee met five times during fiscal year 2015. The nominating and corporate governance committee has adopted a written charter that is available at http://investor.bluenile.com.
Criteria for Nominees. The nominating and corporate governance committee reviews the experience and characteristics appropriate for members of the board of directors and director nominees in light of the board of directors’ composition at the time, and skills and expertise needed at the board of directors and committee levels. The nominating and corporate governance committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the nominating and corporate governance committee retains the right to modify these qualifications from time to time. In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee must be “independent” under Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The nominating and corporate governance committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible nominees after considering the function and needs of the board of directors. The nominating and corporate governance committee meets to discuss and consider the nominees and then selects a nominee or nominees for recommendation to the board of directors by majority vote.
The nominating and corporate governance committee will consider properly submitted director nominees recommended by stockholders. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates nominees based on whether or not the nominee was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the board of directors may do so by delivering a written recommendation to the nominating and corporate governance committee at the following address: 411 First Avenue South, Suite 700, Seattle, Washington 98104, Attention: Corporate Secretary, at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders. Our bylaws contain other specific requirements to properly submit a director nomination to our stockholders. A recommendation of a nominee to the nominating and corporate governance committee shall not be deemed to satisfy the nomination requirements set forth in our bylaws.
Diversity. While the nominating and corporate governance committee does not have a formal diversity policy for board membership, the committee seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. The nominating and corporate governance committee identifies qualified potential candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed. As part of the process of identifying candidates, the nominating and corporate governance committee evaluates how a particular candidate would strengthen and increase the diversity of the board of directors in terms of that candidate’s possible contribution to the board of directors’ overall balance of perspectives, backgrounds, knowledge, experience, skill sets, and expertise in substantive matters pertaining to our business.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The board of directors has adopted a formal process by which stockholders may communicate with the board of directors or any of our individual directors. Stockholders who wish to communicate with the board of directors may do so by sending written communications addressed to the Corporate Secretary of Blue Nile at 411 First Avenue South, Suite 700, Seattle, Washington 98104. All communications will be compiled by our Corporate Secretary and submitted to the board of directors or the individual directors, as applicable, on a periodic basis.

CODE OF ETHICS
We have adopted the Blue Nile, Inc. Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all officers, directors and employees, including our chief executive officer, chief financial officer, controller, and persons performing similar functions. The Code of Ethics is available on our website at http://investor.bluenile.com/corporate-governance.cfm. If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code of Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website and file a Current Report on Form 8-K to the extent required by law and the Nasdaq listing standards.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the board of directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending January 1, 2017 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2006. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. The audit committee, however, is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interest of our stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will have the same effect as a vote against this proposal.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us for the fiscal years ended January 4, 2015 and January 3, 2016 by Deloitte & Touche LLP, our principal accountant for each of these fiscal years. All fees described below were approved by the audit committee.

	Fiscal Year Ended
	January 4, 2015	January 3, 2016
Audit Fees (1)	$582,900	$584,000
Audit-related Fees	—	—
Tax Fees (2)	29,700	30,715
All Other Fees (3)	2,600	2,847

Total Fees	$615,200	$617,562

(1)
Audit fees consist of fees billed by Deloitte & Touche LLP for (a) the audit of our annual financial statements included in our 2015 Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q; (b) the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material aspects; (c) services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.

(2)
Tax fees in fiscal 2016 relate to 2015 federal, state, and foreign tax return preparation. Tax fees in fiscal 2015 relate to 2014 federal, state and foreign tax return preparation as well as consultation regarding certain tax matters.

(3)	Other fees billed consist of a subscription to an online technical accounting research tool.

Pre-Approval Policies and Procedures
The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. These policies generally provide for the pre-approval of specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to and ratified by the full audit committee at its next scheduled meeting. As such, the engagement of Deloitte & Touche LLP to render all of the services described in the categories above was approved by the audit committee in advance of rendering those services or approved by a delegate and subsequently ratified by the audit committee at its next scheduled meeting.
The audit committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.
EQUITY COMPENSATION PLAN INFORMATION
We currently maintain two compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants, our 2004 Employee Stock Purchase Plan and our 2013 Equity Incentive Plan (which is a successor plan to our 1999 Equity Incentive Plan, our 2004 Equity Incentive Plan, and our 2004 Non-Employee Directors’ Stock Option Plan). Each of these plans has been approved by our stockholders. The following table summarizes our equity compensation plan information as of January 3, 2016:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(4)	1,235,227(1)	38.41(3)	2,126,304(2)
Equity compensation plans not approved by stockholders	—	—	—
Total	1,235,227(1)	38.41(3)	2,126,304(2)

(1)
Includes 160 shares of common stock issuable under the 1999 Equity Incentive Plan, 742,451 shares of common stock issuable under the 2004 Plan, 82,625 shares of common stock issuable under the 2004 Non-Employee Director Plan, 0 shares of common stock under the 2004 Employee Stock Purchase Plan, and 409,991 shares of common stock under the 2013 Equity Incentive Plan.

(2)
On May 21, 2013, our stockholders approved the 2013 Equity Incentive Plan effective as of such date. Any equity compensation that would have been granted under the 2004 Non-Employee Director Plan or under the 2004 Equity Incentive Plan is now granted under the 2013 Equity Incentive Plan. As of January 3, 2016, there were 1,126,304 shares of common stock reserved for future grants under the 2013 Equity Incentive Plan and 1,000,000 shares were available for grant under the 2004 Employee Stock Purchase Plan.

(3)	Calculation excludes shares subject to restricted stock unit awards.

(4)
Our 2013 Equity Incentive Plan was approved by our stockholders at the 2013 annual meeting. Additionally, our prior equity compensation plans were approved by our stockholders prior to our initial public offering in May 2004 and the 2004 Equity Incentive Plan was approved again by stockholders at the 2008 annual meeting to meet the requirements of Internal Revenue Code Section 162(m) (“Section 162(m)”).

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 12, 2016, except as otherwise indicated, by (i) each director and nominee for director, (ii) each of our named executive officers (as defined herein), (iii) all of our current executive officers, directors and nominees for director as a group, and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Blue Nile, Inc., 411 First Avenue South, Suite 700, Seattle, Washington 98104.

	Beneficial Ownership
Beneficial Owner(1)	Number of Shares		Percent of Total(2)
T. Rowe Price Associates, Inc.	2,075,789	(3)	17.9%
100 E. Pratt Street Baltimore, MD 21202
Wasatch Advisors, Inc.	1,682,518	(4)	14.5%
505 Wakara Way, 3rd Floor Salt Lake City, UT 84108
BlackRock, Inc.	1,139,193	(5)	9.8%
55 East 52nd Street New York, NY 10055
The Vanguard Group, Inc.	891,222	(6)	7.7%
100 Vanguard Blvd. Malvern, PA 19355
Rutabaga Capital Management	753,198	(7)	6.5%
64 Broad Street, 3rd Floor Boston, MA 02109

Officers and Directors

Harvey Kanter	220,864	(8)	1.9%
David Binder	72,499	(9)	*
Julie Yoakum	56,795	(10)	*
Jonathan Sainsbury	79,060	(11)	*
Lauren Neiswender	86,942	(12)	*
Mary Alice Taylor	47,111	(13)	*
Leslie Lane	36,974	(14)	*
Mindy Meads	11,368	(15)	*
Michael Potter	40,585	(16)	*
Christopher Bruzzo	32,066	(17)	*
Scott Howe	12,340	(18)	*
Robert van Schoonenberg	4,063	(19)	*
All current executive officers and directors as a group (12 persons)	700,667	(20)	5.7%

*	Less than one percent.

(1)
Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)
Applicable percentages are based on 11,608,712 shares outstanding on March 12, 2016, provided that additional shares of common stock that a stockholder has the right to acquire within 60 days after March 12, 2016 are deemed to be outstanding for the purpose of calculating that stockholder’s beneficial ownership percentage, but are not deemed outstanding for computing the ownership percentage of any other person other than the executive officers and directors as a group.

(3)
This information is as of December 31, 2015 and is based solely on information reported on a Schedule 13G filed on February 11, 2016 on behalf of T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. According to the report, T. Rowe Price Associates, Inc. beneficially owns an aggregate of 2,075,789 shares and T. Rowe Price New Horizons Fund, Inc. beneficially owns an aggregate of 1,816,488 shares. T. Rowe Price Associates, Inc. has sole voting power with respect to 250,201 shares and sole dispositive power with respect to 2,075,789 shares. T. Rowe Price New Horizons Fund, Inc. has sole voting power with respect to 1,816,488 shares and sole dispositive power with respect to 0 shares.

(4)
This information is as of December 31, 2015 and is based solely on information reported on a Schedule 13G filed on February 16, 2016 on behalf of Wasatch Advisors, Inc. According to the report, Wasatch Advisors, Inc. beneficially owns an aggregate of 1,682,518 shares. Wasatch Advisors, Inc. has sole voting and dispositive power with respect 1,682,518 shares.

(5)
This information is as of December 31, 2015 and is based solely on information reported on a Schedule 13G filed on January 25, 2016 on behalf of BlackRock, Inc. According to the report, BlackRock, Inc. beneficially owns an aggregate of 1,139,193 shares. BlackRock, Inc. has sole voting power with respect to 1,110,127 shares and sole dispositive power with respect to 1,139,193 shares.

(6)
This information is as of December 31, 2015 and is based solely on information reported on a Schedule 13G filed on February 10, 2016 on behalf of The Vanguard Group. According to the report, The Vanguard Group beneficially owns an aggregate of 891,222 shares. The Vanguard Group has sole voting power with respect to 25,894 shares, sole dispositive power with respect to 865,928 shares and shared dispositive power with respect to 25,294 shares.

(7)
This information is as of December 31, 2015 and is based solely on information reported on a Schedule 13G filed on February 11, 2016 on behalf of Rutabaga Capital Management. According to the report, Rutabaga Capital Management beneficially owns an aggregate of 753,198 shares. Rutabaga Capital Management has sole voting power with respect to 656,898 shares, shared voting power with respect to 96,300 shares and sole dispositive power with respect to 753,198 shares.

(8)
Includes 191,145 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 12, 2016 and no restricted stock units subject to release within 60 days of March 12, 2016.

(9)
Includes 57,957 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 12, 2016 and no restricted stock units subject to release within 60 days of March 12, 2016.

(10)
Includes 52,742 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 12, 2016 and no restricted stock units subject to release within 60 days of March 12, 2016.

(11)
Includes 73,278 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 12, 2016 and no restricted stock units subject to release within 60 days of March 12, 2016.

(12)
Includes 82,709 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 12, 2016 and no restricted stock units subject to release within 60 days of March 12, 2016.

(13)
Includes 29,452 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 12, 2016 and no restricted stock units subject to release within 60 days of March 12, 2016.

(14)
Includes 25,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 12, 2016 and no restricted stock units subject to release within 60 days of March 12, 2016.

(15)
Includes 4,051 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 12, 2016 and 198 restricted stock units subject to release within 60 days of March 12, 2016.

(16)
Includes 28,875 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 12, 2016 and no restricted stock units subject to release within 60 days of March 12, 2016.

(17)
Includes 26,545 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 12, 2016 and no restricted stock units subject to release within 60 days of March 12, 2016.

(18)
Includes 5,492 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 12, 2016 and 133 restricted stock units subject to release within 60 days of March 12, 2016.

(19)
Includes no shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 12, 2016 and no restricted stock units subject to release within 60 days of March 12, 2016.

(20)	Includes shares held by our current executive officers and our board of directors, including the shares described in notes (8) through (19) above.

SECTION 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms that they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 3, 2016, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, with the exceptions noted below:

•
A late Form 4 report was filed for Mr. Sainsbury on April 29, 2015 to report shares withheld from Mr. Sainsbury’s previously reported shares. These withheld shares were withheld to cover Mr. Sainsbury’s tax liability in connection with the vesting of restricted stock units previously reported. (1)

•
Late Form 4 reports were filed for each of our other Section 16 officers on May 7, 2015 to report shares withheld from such officers’ previously reported shares. These withheld shares were withheld to cover such officers’ tax liability in connection with the vesting of restricted stock units previously reported. (1)

•	An amendment was filed for Mr. Sainsbury on May 14, 2015 to correct the price of the shares reported in Mr. Sainsbury’s February 18, 2015 Form 4 report.
(1) The tax withholdings for such executive(s) occurred on February 15, 2014; May 15, 2014; August 15, 2014; November 15, 2014; and February 15, 2015.

PROPOSAL 3
ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are asking our stockholders to vote, on an advisory basis, to approve the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. At our 2011 annual meeting of stockholders, our stockholders indicated their preference that we solicit a “say-on-pay vote” every year. The board of directors has adopted a policy that is consistent with that preference.
As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain our named executive officers, who are critical to our success. We urge our stockholders to read the “Compensation Discussion and Analysis” and the tables and narrative that follow for additional details about our executive compensation program, including information about the fiscal year 2015 compensation paid to our named executive officers. We believe that our executive compensation program is reasonable, competitive, and strongly focused on pay-for-performance principles. The compensation committee measures performance and sets goals and objectives on the basis of financial and individual results that it believes will position us for long-term sustainable success.
The compensation committee regularly reviews the compensation program for our executives to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We believe that our executive compensation program appropriately aligns pay and performance and enables us to attract and retain talented executives.
Advisory Vote and Board Recommendation. We request stockholder approval of the 2015 compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables, and the narrative disclosures that accompany the compensation tables within this proxy statement). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.
Accordingly, we ask that you vote “FOR” the following resolution at this meeting:
“RESOLVED, that the stockholders of Blue Nile, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Blue Nile’s proxy statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table, and the other related tables and disclosure within this proxy statement.”
To be approved, the compensation of our named executive officers must receive “For” votes from the holders of a majority of our shares present and entitled to vote either in person or by proxy. You may vote “For,” “Against,” or “Abstain” from the proposal to approve the compensation of our named executive officers. As an advisory vote, the outcome of the vote on this proposal is not binding upon us. However, our compensation committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of this vote when making future compensation decisions for our named executive officers.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE OF “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL 3).

EXECUTIVE OFFICERS
Set forth below is the name, age, position and a brief summary of the business experience of each of our executive officers as of March 12, 2016.

Name	Age	Position
Harvey Kanter	54	Chairman of the Board of Directors, Chief Executive Officer and President
David Binder	46	Executive Vice President, Chief Administrative Officer, and Chief Financial Officer
Julie Yoakum	56	Chief Merchandising Officer
Jon Sainsbury	37	President of International
Lauren Neiswender	43	General Counsel and Corporate Secretary
Harvey Kanter has served as our chief executive officer, president and director since March 2012. He has served as the chairman of the board of directors since January 1, 2014. He served as the chief executive officer and president of Moosejaw Mountaineering and Backcountry Travel, Inc., a leading multi-channel retailer of premium outdoor apparel and gear, from January 2009 to March 2012. From April 2003 to June 2008, Mr. Kanter served in various executive positions at Michaels Stores, Inc. (“Michaels”), a specialty retailer of arts and crafts, most recently serving as the executive vice president and managing director from March 2006 to June 2008. While at Michaels, Mr. Kanter also served as the president of Aaron Brothers, Inc., a division of Michaels, from April 2003 to March 2006. From October 1995 to March 2003, Mr. Kanter served in various management positions at Eddie Bauer, Inc. (“Eddie Bauer”), a premium outdoor retailer, including serving as the vice president and managing director of Eddie Bauer Home, a division of Eddie Bauer. Prior to Eddie Bauer, Mr. Kanter held positions at several other retailers, including Sears Roebuck Company, a multi-line retailer, and Broadway Stores, Inc. (known as Carter Hawley Hale Department Stores). Mr. Kanter also serves on the board of directors for Potbelly Corporation, an international sandwich concept. He is also on the board of directors of Jewelers for Children, the industry’s charity foundation; a board advisor for The Fred Hutchinson Cancer Research Institutes (“Obliteride”); and on the board of directors of Seattle University’s EMBALP graduate program. Mr. Kanter received his M.B.A. from Babson College and his undergraduate degree from Arizona State University.
David Binder has served as our executive vice president, chief administrative officer, and chief financial officer since February 2014. From August 2011 to February 2014, he served as our chief financial officer. From January 2008 to July 2011, Mr. Binder served as chief financial officer and treasurer of Infospace, Inc., an online search and e-commerce company. From October 2004 to December 2007, Mr. Binder was the vice president of finance at Infospace. From November 2001 to October 2004, Mr. Binder was the senior director of business development at Drugstore.com, Inc., an online drugstore. Prior to Drugstore.com, Inc., Mr. Binder served as the director of financial planning and analysis at Edge2net Inc., a VOIP telecommunications provider, as the director of finance at HomeGrocer.com, Inc., an e-commerce retailer, and as the director of planning, strategy, and competitive analysis at AT&T Wireless, a wireless telecommunications business. Mr. Binder received his masters degree and undergraduate degree from Brandeis University.
Julie Yoakum has served as our chief merchandising officer since June 2012. Prior to joining Blue Nile, Ms. Yoakum served as account service director at Hornall Anderson, a branding, strategy, and interactive design agency, from March 2008 to June 2012. From October 1995 to June 2000, Ms. Yoakum worked in various roles at Eddie Bauer, Inc., a premium outdoor retailer, most recently serving as the executive vice president of merchandising, product development and sourcing from June 1997 to June 2000. Ms. Yoakum received her undergraduate degree from the University of Oregon.
Jon Sainsbury has served as our president of international since April 2014. He previously served as our vice president of marketing and head of strategy from February 2013 to April 2014, and our vice president of marketing from June 2008 to February 2013. He has also served in various other roles with us, including our senior marketing manager, search marketing manager, international program manager, and senior marketing analyst. Prior to joining us, Mr. Sainsbury was an associate consultant with Bain & Company, a management consulting firm. Mr. Sainsbury received his undergraduate degree from Pomona College.
Lauren Neiswender has served as our general counsel and ethics compliance officer since October 2004 and has served as our corporate secretary since February 2010. Prior to joining us, Ms. Neiswender was an attorney at Wilson Sonsini Goodrich & Rosati, PC. Ms. Neiswender received her J.D. degree from the University of Virginia School of Law and her undergraduate degree from Emory University.

Our executive officers are appointed by the board of directors and serve until their successors are elected or appointed. There are no family relationships among any of our directors or executive officers.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) explains our compensation philosophy, policies, and practices for the following executives, who are referred to in this Compensation Discussion and Analysis and in the tables that follow as our “named executive officers” or “NEOs”:

•	Harvey Kanter, our chairman, chief executive officer, and president;

•	David Binder, our executive vice president, chief administrative officer, and chief financial officer;

•	Julie Yoakum, our chief merchandising officer;

•	Jon Sainsbury, our president of international; and

•	Lauren Neiswender, our general counsel and corporate secretary.
Company Overview
Blue Nile was founded in 1999 on the premise that there is a better way to buy diamonds and fine jewelry.  Our cost-efficient, low-overhead business model drives exceptional value to our consumers and profitability to the company.  We have an innovative supply chain that creates superior market position and the world’s largest selection of independently-certified diamonds.
Summarized below are our corporate performance highlights for fiscal year 2015. (1)

•	Fiscal year 2015 was another year of profitable growth.

•	In the fourth quarter of 2015, we delivered an eight year-high in earnings per share.

•	In the fourth quarter of 2015, our U.S. engagement ring business achieved a record level of engagement ring unit sales, which represented the best unit growth since 2012.

•	We opened our first-ever Webroom and plan to open three more in 2016.

•	We returned capital to our stockholders by issuing our first-ever special cash dividend equal to $0.70 per share.

•	We achieved:
-    Net sales of $480.1 million for fiscal 2015 compared to $473.5 million for fiscal year 2014.
-    Operating income for fiscal year 2015 was $16.1 million compared to $14.2 million for fiscal year 2014.
-    Net income for fiscal year 2015 was $10.5 million and earnings per diluted share totaled $0.90.
-    Non-GAAP adjusted EBITDA(2) for the fiscal year 2015 was $24.9 million, compared to $22.1 million for fiscal year 2014.
-    Net cash provided by operating activities totaled $8.0 million for fiscal year 2015 compared to $17.2 million for fiscal year 2014.
-    Non-GAAP free cash flow(3) for fiscal year 2015 was $4.3 million compared to $13.4 million for fiscal year 2014.

•
In 2015, we repurchased approximately 0.4 million shares of our common stock for a total cost of $10.8 million. Since the inception of our stock repurchase program in the first quarter of 2005 through January 3, 2016, we have used our cash to repurchase approximately 9.4 million shares or 81% of our outstanding shares.

(1)
Our fiscal year ends on the Sunday nearest to December 31. The 2015 fiscal year ended on January 3, 2016 and included 52 weeks. The 2014 fiscal year ended on January 4, 2015 and included 53 weeks with the 53rd week falling in our fourth quarter.

(2)
We define non-GAAP adjusted EBITDA as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. A reconciliation of this non-GAAP measure can be found in the exhibit to our Current Report on Form 8-K furnished to the SEC on February 11, 2016.

(3)
We define non-GAAP free cash flow as net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. A reconciliation of this non-GAAP measure can be found in the exhibit to our Current Report on Form 8-K furnished to the SEC on February 11, 2016.

The charts below demonstrate our longer-term trailing twelve month revenue growth and our longer-term earnings per share growth.

Trailing 12-month sales in 4Q15 of $480mm represents an 8% average growth rate since 2011
• 2015 Sales of $480mm, up 1.4% versus 2014 • Sales growth was challenged in 4Q15 due to historically low diamond prices, offsetting record engagement unit volume

Delivering higher earnings per share (“EPS”) since investing for growth in 2012
• 2015 EPS of $0.90 represents highest earnings since 2010 • $0.70 special cash dividend paid using $8mm of cash, roughly equal to 50% of our cash based earnings in 2015
Looking ahead, we remain laser focused on our goal of becoming the preeminent destination for diamond engagement rings and fine jewelry, both online and off. We are doing this by: (1) offering consumers the best value, selection, and quality of products; (2) enriching the shopping experience through initiatives such as webrooms, digital marketing, social brand content across channels, and evolving our digital platform; and (3) expanding our business internationally, with a focus on China. We do and will continue to evaluate the best way to implement the strategy in light of our results, as well as the industry and consumer environment.
Compensation Highlights
2015 Compensation Highlights

•
Consistent with our pay for performance philosophy, we did not award our named executive officers a cash bonus under our 2015 incentive cash bonus plan notwithstanding our attainment of the bonus plan’s threshold corporate performance goal.

•
We granted equity awards to each of the named executive officers in the form of restricted stock units, or “RSUs”; these restricted stock units vest over four years subject to continued service and are intended to serve as a retention device and align our executive’s interests with those of our stockholders.

•
We granted special retention equity awards to Mr. Kanter and Mr. Binder in the form of restricted stock units, which have a five year vesting schedule and are intended to retain and further motivate these key executives over the next five years to continue to implement our growth strategy and to create long-term shareholder value.

•
We reviewed the change of control benefits offered to our executives and Mr. Kanter’s non-change of control severance benefits and adjusted these benefits, in light of market data, in connection with the desire to retain key executives in a competitive market for executive talent, and the desire to continue to keep these executives motivated and focused on implementing our core strategy.

•
In advance of the 2015 executive compensation adjustments, the compensation committee engaged Towers Watson, as its independent outside compensation consultant, to provide market data on the chief executive officer and chief financial officer roles and retention awards and executive change of control and severance benefits.

The following charts illustrate the 2015 target pay mix approved for our chief executive officer, chief financial officer, and the average pay mix approved for our other named executive officers. For purposes of the charts, the 2015 base salary is annualized and the bonus is the target bonus as a percentage of the annualized base salary. The amounts calculated and represented in the charts below do not reflect the actual amounts awarded to or realized by our named executive officers. For example, the executives did not receive any actual bonus award for 2015. The long term equity incentive percentages are calculated using the grant date fair value of the restricted stock units underlying the award, computed in accordance with Topic 718 of the Financial Accounting Standards Board (“FASB ASC Topic 718”). The charts do not account for payments we make for health and life insurance benefits, transportation allowance, or 401(k) matching contributions, as those amounts are relatively small and are generally available on a uniform basis to all of our other salaried employees.
In line with our pay for performance philosophy, the following allocations of the compensation components put a majority of the named executive officer’s 2015 total target compensation at risk and linked to our corporate performance.
2015 COMPENSATION MIX

Say on Pay.
Our say on pay vote held at our 2015 annual shareholder meeting was supported by approximately 96.5% of the votes affirmatively cast, excluding abstentions and broker non-votes. While this vote was only advisory, our compensation committee interpreted it to be a strong affirmation from our shareholders that they endorse our historical compensation philosophy, policies and decisions.
Important Principles of our Executive Compensation Program.

•
Emphasis on Pay for Performance.  Our executive compensation is weighted toward at-risk, performance-based compensation in the form of a short-term cash incentive opportunity that is based on the achievement of specified near-term financial results and personal objectives, and a long-term incentive opportunity in the form of equity awards.

•	No Stock-Option Repricing. Our 2013 Equity Incentive Plan does not permit repricing of underwater stock options without prior shareholder approval.

•
Reasonable Change of Control Benefits.    None of our named executive officers is entitled to change of control benefits, unless there is: (1) a change of control and (2) the executive is terminated without cause or resigns for good reason upon or following a change in control (commonly referred to as double-trigger change in control benefits). The cash benefits payable to our named executive officers upon a double-trigger change of control event do not exceed two times the base salary and annual target bonus.

•
Reasonable Severance Benefits. Our chief executive officer is entitled to severance benefits only if he is terminated without cause and his cash severance benefits do not exceed two times his salary and target bonus. None of the other executives are entitled to severance benefits that are not in connection with a change of control.

•
Offer Letters. We typically issue standard letters to our executive officers at the time of hire, and these letters do not provide for guaranteed annual equity grants, guaranteed increases to salaries, or guaranteed annual incentive bonuses. All of our executives are “at will” employees.

•	No Tax Gross-Ups. We do not offer tax gross-up to any of our named executive officers.

•
No Excessive Perquisites.    We do not typically provide any special executive perquisites. As our compensation committee deems appropriate, we occasionally pay the relocation expenses and tuition reimbursements expenses for key employees. We also provide some minimal perquisites that we broadly provide to all of our full-time salaried employees, such as an annual $720 transportation allowance and a merchandise discount.

•
Policy Against Speculative Trading.  We maintain a “no-hedging” policy in our insider trading policy that prohibits all of our directors, officers and employees from hedging their economic interest in the shares of the company stock they hold.

•
Independent Compensation Consultant.  Our compensation committee engages its own independent compensation consultant from time to time as it determines appropriate, and this consultant does not provide any services to management.

•
Risk Analysis.  We believe the structure of our executive compensation program minimizes the risk of inappropriate risk-taking by our executives because a significant portion of our executives’ compensation is comprised of long-term incentives and therefore is linked to the creation of long-term shareholder value.

Philosophy and Objectives of Our Compensation Program
Philosophy. We try to establish a high performing environment whereby each executive continually strives for excellence, and we believe such excellence should be rewarded through responsible compensation practices. We seek to attract and retain executives who are passionate about building an iconic consumer brand. As part of our compensation philosophy, our executive compensation packages are designed with a focus on pay-for-performance. The compensation committee believes that our most senior executives have the greatest ability to influence our performance and therefore a greater percentage of their total target compensation should primarily be performance-based to reinforce the alignment of interests between the executives and our stockholders.
Compensation Objectives. With the philosophy set forth above in mind, our executive compensation package is designed to achieve the following key objectives:

•	Attract and Retain. Attract and retain top talent whose knowledge, skills, experience, and performance help us to achieve our business goals;

•
Motivate and Reward. Motivate executives to perform with excellence and reward them when they achieve key short- and long-term goals that create stockholder value and position us for sustainable long-term success; and

•	Align Interests with Stockholders. Align executive interests with those of our stockholders.
Compensation Components and How Components Relate to Objectives.
To achieve our objectives, we provide base salary, performance-based annual cash incentives, equity awards, and broad-based employee benefits, and, when the board of directors deems appropriate, sign-on bonuses, severance, tuition reimbursement, and change of control benefits. The chart below sets forth the components of our executive compensation program, the objectives of each component, the generally applicable timing for making such determinations and the factors and other criteria considered in making decisions regarding each component:

Component	Objectives	Criteria
Base Salary	• attract and retain by paying a fixed level of cash compensation for executives’ day-to-day time, service, and experience
•    reviewed on an annual basis and at the time of hire or promotion
•    material criteria when determining base salary:
-    recommendations from our chief executive officer for non-CEO compensation
-    performance
-    responsibilities, role, and expected contributions
-    market data, as needed
-    negotiations with individual new executives, as applicable

Performance-Based Annual Incentive Bonus	• motivate executives to achieve our annual goals • align executives’ interests with stockholders’ interests
•    reviewed on an annual basis and at the time of hire or promotion
•    target bonus as a percentage of salary is reviewed to ensure it is a significant percentage of the total cash compensation
•    material criteria used when determining target bonus:
-    recommendations from the chief executive officer for non-CEO compensation
-    responsibilities, role, and expected contributions
-    ability to contribute to the achievement of our annual goals
-    significant percentage of total cash compensation
-    balance of short and long-term compensation
-    market data, as needed
-    negotiations with individual executives, as applicable

Long-Term Incentive Compensation
•    align the long-term interests of stockholders and employees by creating a strong, direct link between employee compensation and stock price appreciation
•    incent executives to maximize longer-term stockholder value instead of short-term gain
•    attract and retain exceptional executives

•    reviewed on an annual basis and at the time of hire or promotion
•    material criteria for determining equity awards:
-    recommendations from the chief executive officer for non-CEO compensation
-    performance
-    responsibilities, role, and expected contributions
-    significant percentage of total direct compensation
-    market data, as needed
-    Black-Scholes and intrinsic value of the potential grant
-    potential dilution from grants
-    negotiations with individual new executives, as applicable

Broad-Based Benefits	• attract and retain	• reviewed periodically • eligibility in accordance with terms of applicable broad-based benefit plans
Severance & Change of Control Benefits	• attract and retain • align executives’ interests with stockholders’ interests
•    reviewed periodically
•    material criteria for adjusting benefits:
-    recommendations from the chief executive officer for non-CEO compensation
-    the potential cost of the change of control benefits assuming various stock price scenarios
-    market data, as needed
-    negotiations with individual executives, as applicable

Sign-on Bonus	• attract	• recruit high caliber, experienced executives • offset forfeited compensation opportunities
Relocation	• attract	• attract high caliber, experienced executives by paying for expenses they may incur to move to our headquarters (or other business locations)
Tuition Reimbursement	• develop and retain	• develop and retain high potential executives
In addition to the factors set forth above, when determining the compensation package paid to our named executive officers, our compensation committee relies on the experiences and individual knowledge of its members.
Roles and Responsibilities
Compensation Committee. Our compensation committee is comprised of all independent directors and it is responsible for establishing and administering our executive compensation program. In 2015, our compensation committee, in consultation with its independent compensation consultant, evaluated and approved the annual compensation changes of our named executive officers, as well as established the performance goals and structure for our cash incentive plan. For our non-CEO officers, our compensation committee also consulted with our chief executive officer when reviewing and adjusting the compensation of those executives.
Management.  Our chief executive officer regularly consults with and attends compensation committee meetings to discuss matters of compensation philosophy and structure and to discuss and review the compensation and performance of the other executive officers. Our chief financial officer, general counsel, and vice president of human resources also regularly attend compensation committee meetings to provide requested financial and other compensation information and to update the committee on legislative changes and initiatives, compensation trends, compensation polices of the stockholder advisory firms, or any other information the compensation committee may request to facilitate their compensation decisions. No executive officer participated directly in the final determinations of the compensation committee regarding the amount of any component of his or her own 2015 compensation package.
Compensation Consultant. The compensation committee has the power to engage independent advisors to assist it in carrying out its responsibilities. In connection with its 2015 executive compensation decisions, the compensation committee engaged Towers Watson, as its independent compensation consultant, to: (1) evaluate Mr. Kanter’s and Mr. Binder’s executive compensation relative to market data; (2) advise on the structure and size of a retention grant to Mr. Kanter and Mr. Binder; (3) evaluate our change of control benefits relative to market; and (4) review Mr. Kanter’s severance benefits relative to market. In 2015, Towers Watson was also engaged to help us update our peer group in connection with the compensation committee’s 2016 compensation decisions. We paid for the cost of the services provided by Towers Watson, which in 2015 totaled approximately $50,000; however, these consultants reported directly to the compensation committee and not to management. Towers Watson only provides services to the compensation committee and does not provide any services to management. The compensation committee retains the authority to direct, terminate, or continue the services of the compensation consultants that it engages. The compensation committee analyzed whether the work of Towers Watson as a compensation consultant raised any conflict of interest, taking into consideration applicable independence factors under SEC rules. Based on these factors, the compensation committee determined that there were no conflicts of interest with respect to Towers Watson providing services to the compensation committee.
Peer group. Our peer group was revised in September 2013 and was used selectively to address specific compensation decisions in 2015, as discussed below. This peer group was selected in 2013 based on the following criteria: competitive market for executive talent in high growth consumer related organizations with a focus on specialty retail and ecommerce; annual revenue of approximately $400 million to $2.0 billion; positive revenue growth; positive profit margin; and a market capitalization of approximately $400 million to $2.0 billion.
Typically, the compensation committee engages an outside consultant to revise our peer group and provide the compensation committee with an executive compensation report, which provides the committee with market compensation data for each executive, every other year. In 2015, in light of the expiration of our change of control benefits plan, and the desire to review Mr. Kanter’s severance benefits, Towers Watson used this peer group as a market reference. The compensation committee did not use the peer group in other 2015 compensation decisions.
In May 2015, the compensation committee engaged Towers Watson to update our peer group (the “Modified Peer Group”). This Modified Peer Group was not used in connection with the 2015 compensation decisions; rather, it was used in connection with the 2016 compensation decisions. When adjusting the peer group, the compensation committee, along with Towers Watson, focused on the following criteria:

•	Publicly traded, U.S. based organizations;

•	Annual revenue between $140 million and $1.4 billion;

•	Market capitalization of at least $80 million;

•	GICS industry classifications of: Internet retail, catalog retail, or apparel, accessories and luxury goods; and

•	Business with: a strong digital marketing expertise, primary or exclusive online sales, and an international presence.
In addition to the criteria above, the compensation committee’s overall focus was on creating a peer group that reflects those companies that it believes that we may compete with for executive talent. Towers Watson reviewed the financial data and business descriptions of thirty-seven companies that were selected as potential peers, plus an additional eleven companies identified as a peer in our ISS report. Towers Watson then removed companies that had been sold or which didn’t meet the criteria specified above and added companies that met the criteria set forth above and were considered companies that we might compete with for executive talent.

Peer Group Used for Change in Control and Severance Benefit 2015 Compensation Decisions	Peer Group Used for 2016 Compensation Decisions
1-800-flowers.com, Inc.	1-800-Flowers.com Inc.
eHealth, Inc.	eHealth, Inc.
Shutterstock, Inc.	Shutterstock, Inc.
Movado Group, Inc.	Movado Group, Inc.
Shutterfly, Inc.	Shutterfly, Inc.
PetMed Express, Inc.	PetMed Express, Inc.
Zumiez, Inc.	Zumiez, Inc.
OpenTable, Inc. (acquired in 2014 by Priceline)*	EVINE Live Inc.**
Steiner Leisure, Ltd.*	Orbitz Worldwide, Inc.**
Tilly’s Inc.*	FTD Companies, Inc.**
Ethan Allen Interiors, Inc.*	U.S. Auto Parts Network, Inc.**
Liquidity Services, Inc.*	Nutrisystem, Inc.**
Wayfair, Inc.**
TripAdvisor Inc.**
zulily, Inc.**
*Removed from the peer group after May 2015.
**Added to the peer group for 2016 compensation decisions.
Market Data. Typically, every other year, the compensation committee engages an independent compensation consultant to provide the compensation committee with an executive compensation report, which reviews each executive’s compensation package in light of market data. The compensation committee believes that knowledge of the market enables us to retain and compensate our executives appropriately. A full compensation report was not issued in 2014, in connection with the compensation committee’s 2015 compensation decisions. To make its 2015 compensation decisions, the compensation committee engaged Towers Watson to help it address specific compensation matters, including the expiration of our severance plan, Mr. Kanter’s severance benefits, and the specific desire to ensure the retention of the chief executive officer and chief financial officer by doing a market check using relevant survey data.
In connection with the compensation committee’s 2016 executive compensation decisions, Towers Watson was engaged to help us update our peer group and provide the compensation committee with a full compensation report indicating market data for each executive position.
The chart below illustrates how peer data and surveys were used by the compensation committee in 2015.

2015 Compensation Decision	Market Data Used	Surveys Used	How used in Compensation Decision
Double Trigger Change of Control Benefits	Peer Group	Retail industry data representing practices from the top 25 retailers.	Used as a reference point. Towers Watson used the information to advise and make recommendations to the compensation committee.
CEO Non-Change of Control Severance Benefits	Peer Group	Retail industry data representing practices from the top 25 retailers.	Used as a reference point. Towers Watson used the information to advise and make recommendations to the compensation committee.
Special Retention Grants to the CEO and CFO	Variety of public companies which had issued a special retention grant within the last few years.	None.	Used as a reference point. Towers Watson also used the data to advise and discuss with the compensation committee alternative structures and to determine the appropriate size of the grant.

CEO and CFO Base Salary, Annual Bonus, and Equity Compensation (not including Retention Grants)	Peer Group not used but rather used targeted survey data.
Market data on base salary, target cash compensation, long-term incentive fair value and target total direct compensation was collected from:*
Towers Watson 2014 Retail/Wholesale Executive Compensation Database (median revenues $1.8 billion).
Towers Watson 2014 General Industry Executive Compensation Database (median revenues $685 million).
Mercer’s 2014 U.S. Retail Compensation and Benefits Survey (median revenue $1.4 billion).
Used as a reference point. Competitive range considered: Base salary: within 10% of the median. Cash compensation: within 15% of the median. Target Total Direct Compensation: within 20% of the median.
Other NEO Compensation	None.	None.	None.
* To reflect our size Towers Watson applied a 20% discount to the competitive data. Additionally, the base and cash compensation survey data was updated to March 1, 2015 by an annualized rate of 3.0%, which reflects the projected 2015 increases in the retail sector.
In 2016, the compensation committee used the executive compensation report provided by Towers Watson with respect to the 2016 peer group as a market check when adjusting each executive’s 2016 compensation.
2015 Total Direct Compensation. Below is a chart illustrating the changes we made to the total direct compensation, or “TDC,” of our named executive officers for 2015 as compared to their 2014 total direct compensation levels. Mr. Binder’s total direct compensation was increased after considering the survey data, and in light of his role, which extends beyond that of a traditional chief financial officer, and includes management of product inventory and our operations. In 2015, Mr. Kanter and Mr. Binder’s 2015 TDC includes a special retention grant that is discussed in more detail below.

Executive	Annualized Base Salary Increase	Total Target Cash Compensation Increase*	Equity Grant Increase (not including retention grant)	Total Direct Compensation Increase(not including retention grant)	Total Direct Compensation Increase (including retention grant)
Mr. Kanter	2%	2%	2%	2%	118%
Mr. Binder	21%	21%	0%	13%	211%
Ms. Yoakum	2%	2%	0%	1%	No retention grant
Mr. Sainsbury	2%	2%	0%	1%	No retention grant
Ms. Neiswender	2%	2%	0%	1%	No retention grant
*Total target cash compensation for each named executive officer is equal to his or her 2015 annual base salary plus annual target bonus. The actual amounts paid to our executives as 2015 base salary and bonus amounts as reported in the Summary Compensation Table are different because base salary adjustments are typically made in February and not retroactive to the beginning of the year and because our named executive officers did not receive any cash bonus for 2015 performance.
Base Salary. In February 2015, the compensation committee reviewed and approved the base salary levels for our executives. When reviewing base salaries in 2015, the compensation committee did not make material adjustments to the base salaries of the named executive officers, except Mr. Binder’s base salary, which was increased 21% to reflect his broad responsibilities, including responsibilities over fulfillment, inventory, and planning and his individual performance. Additionally, in consultation with Towers Watson and after reviewing the survey data, the compensation committee increased Mr. Binder’s salary using survey data to move him closer to the market 50% percentile of similarly situated executives.

Name	2015 Annualized Base Salary	% Increase in Base Salary from 2014 to 2015	Primary Reasons for 2015 Adjustment	% Increase in Base Salary from 2015 to 2016
Mr. Kanter	$755,000	2%	Merit adjustment	2%
Mr. Binder	$375,000	21%	Expanded responsibilities, market adjustment, and merit adjustment	2%
Ms. Yoakum	$287,917	2%	Merit adjustment	2%
Mr. Sainsbury	$234,600	2%	Merit adjustment	2%
Ms. Neiswender	$253,090	2%	Merit adjustment	2%
In 2016, the compensation committee did not materially adjust the base salary paid to our named executive officers.
Annual Cash Incentive Bonus.    In February 2015, the compensation committee approved the Executive Cash Bonus Plan for Fiscal Year 2015 (the “2015 Bonus Plan”). The performance measures established for the 2015 Bonus Plan were based on the shareholder approved performance metrics set forth in our 2013 Equity Incentive Plan. This allows compensation payable under our 2015 Bonus Plan to be deductible as performance-based compensation under Section 162(m). The 2015 Bonus Plan was intended to increase stockholder value and our success by motivating participants to achieve our key financial objectives. Each of our named executive officers was eligible for participation in the 2015 Bonus Plan.
Bonus Targets.    Under the 2015 Bonus Plan, each participant was eligible to earn an incentive bonus based on the target bonus percentage of base salary determined by the compensation committee, up to maximum potential award of 200% of the target bonus amount. For such purposes, base salary is determined by reference to the actual amount of base salary earned during the performance period. When determining the appropriate bonus target as a percentage of base salary, the compensation committee desires to make the bonus amount a meaningful portion of each executive’s total target cash compensation to further incent the executive to achieve our annual performance goals. The compensation committee also considers the amount of the bonus target relative to long-term compensation to appropriately balance the incentives and rewards for the achievement of our annual and longer-term objectives. In February 2015, the compensation committee reviewed each named executive officer’s target bonus award as a percentage of base salary and did not make any adjustments to the target bonus awards as a percentage of base salary from the 2014 levels.

Name	2015 Bonus Target (as % of 2015 Base Salary)	2015 Adjustment to Target Bonus Award Percentage	Target Amount 2015 Bonus (Based on Annualized Salary)*	Maximum Amount 2015 Bonus (Based on Annualized Salary)*	2016 Bonus Target (as a % of Base Salary)
Mr. Kanter	70%	None	$528,500	$1,057,000	100%
Mr. Binder	50%	None	$187,500	$375,000	60%
Ms. Yoakum	40%	None	$115,167	$230,344	40%
Mr. Sainsbury	40%	None	$93,840	$187,680	40%
Ms. Neiswender	30%	None	$75,927	$151,854	30%
*The bonus target amount is different than the amount shown on the “Grants of Plan-Based Awards” table because this bonus number is based on an annualized salary rather than the actual salary paid to the named executive officers in fiscal 2015.
For 2016, the Compensation Committee increased Mr. Kanter and Mr. Binder’s bonus target as a percent of base salary. These increases reflect the compensation committee’s desire to ensure that a significant portion of Mr. Kanter and Mr. Binder’s total cash compensation is tied to performance objectives and to better reflect market practices.
Description of 2015 Bonus Plan.  The payment of bonuses under our 2015 Bonus Plan was contingent upon the achievement of pre-determined performance goals. The 2015 Bonus Plan was structured as follows:

Financial Performance Targets

The individual performance goals were strategic goals related to each named executive officer’s area of responsibility.
The 2015 Bonus Plan was structured to continue to incent management to carefully evaluate and adjust its decisions to maximize profitably and revenue with an eye towards long-term sustainable growth. When establishing the financial objectives, the compensation committee reviewed and considered our strategic initiatives, our short and long-term goals, our internal forecasts for revenue and adjusted EBITDA, industry trends, and the economic and consumer environment. When setting the goals and objectives for 2015, the compensation committee expected that it would be difficult to achieve 100% of the target award based on the corporate financial goals and individual goals. The objectives were designed to be challenging and not guaranteed.
In February 2016, our compensation committee met and reviewed the result of our fiscal year 2015 performance on the financial metrics set under the 2015 Bonus Plan. Although the compensation committee determined that we exceeded the Performance Threshold goal, per the graph above, such that bonus payments under the 2015 Bonus Plan could have been awarded by the compensation committee in its discretion in any amount up to 200% of the target bonus award level, the compensation committee used its negative discretion and decided not to pay any annual bonus to any named executive officer. Consistent with our pay for performance philosophy and commitment to hold our executive’s accountable for our corporate performance, the compensation committee determined that no bonus awards should be paid under the 2015 Bonus Plan to our executives due to our level of attainment of the additional adjusted EBITDA and revenue financial metrics during fiscal 2015 as set forth in the table below. Because the compensation committee determined that it would use its discretion to not award any amounts under the 2015 Bonus Plan based on our 2015 fiscal performance, it did not consider whether any named executive officer had achieved his or her personal objectives. Our fiscal 2015 performance as measured against the targets set under our 2015 Bonus Plan and its payout formula is summarized below:

Financial Objectives	Percent of Bonus Target Award	Target	Actual Result	2015 Payout
Revenue	40%	$497.1 million	$480.1 million	0%
Adjusted EBITDA	40%	$24.7 million	$24.9 million	0%
Personal Objectives	20%	Based on role	Varies by individual	Not considered for purposes of the 2015 bonus payout
Total	100%			0%
Equity Awards.    Each year, the compensation committee reviews our equity compensation component to determine the appropriate amount and mix of equity compensation. In February 2015, the compensation committee awarded its executives restricted stock units with a valuation similar to the value of the equity granted to our executives in 2014 (the “Performance Grants”). The compensation committee decided to issue the 2015 Performance Grants solely in the form of restricted stock units because it believes that restricted stock units will align executive interests with our stockholders, will retain our executives, and will be a more efficient way to manage our share dilution to our stockholders, especially in light of our strategy to repurchase our shares. These Performance Grants vest over a four-year period, with 1/4th of the shares vesting one year after the vesting commencement date and 1/16th of the shares vesting quarterly thereafter, subject to the executive’s continued service. The compensation committee believes this vesting period is appropriate and promotes retention of our executive team.
In determining the size of the Performance Grants, the compensation committee considered Mr. Kanter’s recommendations (for the non-CEO executives), individual and company performance, each executive’s role, responsibilities and expected contributions, historical grants issued for comparable positions, the accounting and dilution impact of the grants, each executive’s total direct compensation, and the mix of long- and short-term and cash and equity compensation.
In addition, in February 2015, Mr. Kanter and Mr. Binder were each issued a special retention grant of restricted stock units, valued at $2,499,986 and $1,499,986, respectively on the date of grant (the “Retention Grants”). These Retention Grants vest quarterly over the next five years (which is longer than our typical four year vesting schedule), based on the continued service of the executive. The compensation committee believes that Mr. Kanter and Mr. Binder have a key role in the achievement of our short- and long-term business objectives, and it determined that these grants were important to ensure the continued service of these key executives over the next five years.
The structure and size of the retention grant was determined in consultation with Towers Watson. Towers Watson presented the compensation committee with information on eleven companies that have granted retention awards over the past four years, including three retailers. The size of the Retention Grants was determined such that the amount vesting each quarter would be a sufficiently meaningful amount of value to the executive to achieve the retention goal. In addition, in determining the size of the Retention Grants, the compensation committee evaluated the Retention Grants as a percentage of total direct compensation and as a percentage of total cash compensation. The compensation committee believes that the retention grants will further incent Mr. Kanter and Mr. Binder to drive long-term stockholder value, as the actual value of these grants to the executive is directly tied to the value of our stock price.
Below is a chart reflecting the changes in the equity value granted to our named executive officers.

NEO	2015 Number of RSUs Subject to Performance Grants	2015 Performance Grant Value (1)	Adjustment in Equity Value Awarded from 2014 to 2015 (not including retention grant) (2)	2015 Number of RSUs Subject to Retention Grants	2015 Value of Retention Grants (1)	Adjustment in Equity Value Awarded from 2015 to 2016 (not including retention grant) (1)(2)
Mr. Kanter	31,013	$899,997	2%	86,147	$2,499,986	25% (performance metric must be achieved before grant vests)(3)
Mr. Binder	10,074	$292,347	0%	51,688	$1,499,986	24%
Ms. Yoakum	7,943	$230,506	0%	-	-	24%
Mr. Sainsbury	7,343	$213,094	0%	-	-	99%
Ms. Neiswender	6,984	$202,676	0%	-	-	49%

(1)
Equity issued as part of the 2015 compensation package was issued in the form of restricted stock units. The value reflects aggregate grant date fair value of the award calculated in accordance with FASB ASC Topic 718.

(2)	Adjustment does not reflect retention grants issued to Mr. Kanter and Mr. Binder.

(3)	Mr. Kanter’s 2016 equity grant only vests if we achieve a fiscal year 2016 net income performance target.
Consistent with our pay for performance philosophy, in 2016, the compensation committee increased the value of the equity issued to our named executive officers. The compensation committee increased the value of equity issued our executives in 2016 to: (1) ensure that a meaningful portion of each executive’s total direct compensation is long-term, performance based compensation; (2) reflect market practices; and (3) retain our executives. The value of Mr. Sainsbury’s grant also reflects his current role in directing our marketing efforts, in addition to his role as our president of international. The 2016 non-CEO equity grants were issued in the form of restricted stock units, and the grants will vest over a four-year period, with 1/4th of the shares vesting one year after the vesting commencement date and 1/16th of the shares vesting quarterly thereafter, subject to the executive’s continued service. Mr. Kanter’s 2016 restricted stock units will only vest if we achieve a pre-established net income target for fiscal year 2016. If we meet this performance target, 1/4th of the shares subject to the equity award shall vest on the first anniversary of the vesting commencement date and 1/16th of the shares vesting quarterly thereafter, subject to the Mr. Kanter’s continued service.
Broad-Based Employee Benefits. All full-time regular employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance, and life insurance. All full-time regular employees, including our named executive officers, receive a transportation allowance and a merchandise discount. We also provide our regular employees with the opportunity to participate in our 401(k) defined contribution retirement savings plan (the “401(k) Plan”), and receive a matching contribution from us that is subject to vesting based on years of service. We believe these benefits are consistent with benefits provided by our peer group companies and help us to attract and retain high quality employees.
Perquisites.  We typically do not provide any special executive perquisites. Occasionally, the compensation committee determines that it is appropriate for us to pay relocation benefits to attract key employees (see below for additional information). We also provide some minimal perquisites that we broadly provide to all of our full-time regular employees, such as an annual $720 transportation allowance and a merchandise discount.
Employment, Severance and Change of Control Agreements.    We have entered into offer letters with each of our named executive officers. Under these offer letters, the employment of each of our named executive officers is “at will” (to the greatest extent permitted by applicable law), meaning that either we or the officer may terminate their employment at any time.
We provide certain limited change of control benefits to all of our participants under the 2013 Equity Incentive Plan, including our executive officers. In the event of certain corporate transactions, if the surviving or acquiring entity elects not to assume, continue or substitute for equity awards granted under the 2013 Equity Incentive Plan, the vesting and, if applicable, exercisability of each equity award granted under the 2013 Equity Incentive Plan will accelerate in full for those whose service with us or any of our affiliates has not terminated. The compensation committee included this provision in our equity incentive plan to motivate all of our employees, including our executive officers, to act in the best interest of our stockholders by removing the distraction of post-change of control uncertainties faced by employees, including executive officers, with regard to their equity compensation.
We also provide severance benefits under specified conditions to our named executive officers as more fully described below.
Full description of our severance benefits. In light of the expiration of our prior amended and restated severance plan, the compensation committee adopted a new change of control severance plan in January 2015 (the “Severance Plan”). The Severance Plan provides for the payment of severance benefits to designated executive employees whose employment is terminated within a specified number of months following a “change of control,” either due to a termination without “cause” or a resignation for “good reason,” as each term is defined in the Severance Plan.
The Severance Plan does not provide for any change of control excise tax gross ups or “single trigger” change of control benefits. We believe that a pre-existing severance plan like ours allows our executive officers to focus on continuing normal business operations and the success of a potential business combination that may not be in their personal best interests, and to maintain a balanced perspective in making overall business decisions during a potentially uncertain period. In connection with the compensation committee’s review of our change of control severance benefits in January 2015, the compensation committee engaged Towers Watson to review our benefits relative to the market. Towers Watson compared our benefits with a list of top 25 retailers and against our peer group. Following its review, the compensation committee adjusted Mr. Kanter’s and Mr. Binder’s change of control severance benefits as described below so as to be more consistent with market practices. We believe the size and terms of our severance benefits provide an appropriate balance between the costs and benefits to stockholders. We also believe these benefits are consistent with the median benefits offered by our peer group and with companies with whom we compete for talent, so as to allow us to recruit and retain key executive talent.

The chart below outlines the benefits provided to our named executive officers under our Severance Plan in the event of a Qualifying Termination, as such term is defined below:

Severance Plan Benefits Double Trigger
	Protective Period	Equity Vesting	Cash Severance	Cobra Premium Benefits
Severance Plan	CEO & CFO: 24 months Other NEOs : 12 months	100%	CEO and CFO: 200% (sum of annual base salary + annual target bonus) Other NEOs: 100% (sum of annual base salary + annual target bonus)	CEO & CFO: 18 months Other NEOs : 12 months
For purposes of the Severance Plan, the term “Qualifying Termination” means that an eligible employee suffers an involuntary termination without Cause or a Resignation for Good Reason, in either case that: (i) constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)); (ii) occurs other than as a result of death or disability; and (iii) occurs on or within twenty-four months for Mr. Kanter and Mr. Binder or within twelve months following the effective date of the Change of Control for the other named executive officers.
For purposes of the Severance Plan, the term “Change of Control” means that one or more of the following events has occurred:

•	a person or group becomes the owner of greater than 50% of the combined voting power of our outstanding stock;

•	a corporate transaction, such as a merger or consolidation, results in the stockholders immediately prior to the transaction no longer owning more than 50% of the outstanding stock;

•	all or substantially all of the assets of the Company are sold or disposed of to an unrelated party;

•	a majority of the board is, for any reason, not made up of individuals who were either on the board as of January 19, 2015, or, if they became members after that date, were approved by the directors.
For purposes of the Severance Plan, the term “Cause” for termination means that one of the following events that has a material negative impact on our business or reputation has occurred:

•	indictment or conviction of any felony or any crime involving dishonesty or moral turpitude;

•	dishonesty which is not the result of an inadvertent or innocent mistake by employee with respect to us;

•
employee’s continued willful violation of his or her obligations to us after there has been delivered to employee a written demand for performance from the board of directors which describes the basis for the board of directors’ belief that employee has not substantially satisfied his or her obligations to us;

•	employee’s violation or breach of any material written policy, agreement with us, or any statutory or fiduciary duty to us; or

•	damaging or misappropriating or attempting to damage or misappropriate any of our property, including any confidential or proprietary information.
For purposes of the Severance Plan, the term “Resignation for Good Reason” means an eligible employee has resigned from all positions he or she then holds with us (or any successor thereto):

•	because one of the following actions has been taken without his or her express written consent:

-	there is a material reduction (where material is considered greater than 10%) of the eligible employee’s annual base salary;

-
there is a material change in the eligible employee’s position or responsibilities (including the person or persons to whom the eligible employee has reporting responsibilities; although the Severance Plan clarifies that becoming the chief executive officer or chief financial officer of a privately held company does not by itself result in a material change in such employee’s position or responsibilities);

-	the eligible employee is required to relocate his or her principal place of employment to a location that would increase his or her one way commute distance by more than twenty-five (25) miles; or

-	we materially breach our obligations under the severance plan or any then-existing employment agreement with the eligible employee; and

•	the eligible employee provides written notice to the board of directors within the 30-day period immediately following such action;

•	such action is not remedied by us within thirty (30) days following our receipt of such written notice; and

•	the eligible employee’s resignation is effective not later than sixty (60) days after the expiration of such thirty (30) day cure period.
Any benefits payable under the Severance Plan will be offset or reduced by any severance amounts payable under any individual employment agreement, including Mr. Kanter’s employment agreement, to avoid duplication of benefits.
CEO Non-Change in Control Severance Benefits. In order to recruit Mr. Kanter, we agreed that if we terminate his employment without “Cause,” he would be entitled to payment equal to 100% of his then-current salary and payment of his COBRA premiums for him and his dependents for twelve months. In February 2015, the compensation committee, along with Towers Watson, reviewed Mr. Kanter’s severance benefits, including a review of the benefits provided to the chief executive officers at our peer companies and at the top 25 retailers. Following this review, the compensation committee changed Mr. Kanter’s non-change of control severance benefits such that if Mr. Kanter is terminated without “Cause” he is entitled to receive: (1) 200% of his then current salary; (2) a pro-rata portion of his target bonus; and (3) eighteen months of COBRA benefits. The pro rata portion of his bonus payment is calculated such that, if at the time of his separation, his target bonus is established: (i) as a dollar amount, he receives an amount equal to his target bonus for such fiscal year, prorated based on the number of months he was employed during the performance period; or (ii) as a percent of salary, he receives an amount calculated by reference to the actual salary earned during the performance period. These benefits are contingent upon Mr. Kanter releasing all claims against us. The compensation committee adjusted Mr. Kanter’s severance benefits to be more aligned with median market levels.
For the purpose of Mr. Kanter’s non-change of control severance benefits, “Cause” means any of the following:  (i) Mr. Kanter’s conviction of, or guilty plea or plea of nolo contendere to, a felony under the laws of the United States or of any state, or a crime involving moral turpitude or dishonesty (including, but not limited to, fraud, theft, or embezzlement); (ii) Mr. Kanter’s participation in any fraud or act of dishonesty against Blue Nile; (iii) Mr. Kanter’s willful misconduct, or his material breach of any agreement between him and Blue Nile (including, but not limited to, his offer letter or his Nondisclosure, Proprietary Information, Inventions, Nonsolicitation and Noncompetition Agreement); (iv) conduct that Blue Nile determines, in good faith, demonstrates unfitness for the job; (v) Mr. Kanter’s engagement in any activity that constitutes a material conflict of interest with Blue Nile; or (vi) Mr. Kanter’s significant failure to perform his duties, gross neglect of his duties, or refusal to comply with any lawful directive of the board of directors, which conduct, if capable of cure or remedy, is not cured or remedied within 30 days following his receipt of written notice from the board of directors.
Compensation of Named Executives in Relation to Each Other and to the Chief Executive Officer.    The compensation committee considers the compensation of the other senior executives when making compensation decisions, but does not use a fixed ratio or formula when comparing compensation among executive officers. Our chief executive officer is compensated at a higher level than the other executives due to his higher level of responsibility and accountability. We also believe that the compensation paid to Mr. Binder, Ms. Yoakum, Mr. Sainsbury, and Ms. Neiswender in relation to each other, is reasonable and appropriate given each individual’s level of experience and scope of responsibilities.
Equity Grant Timing.    Our long-term equity incentive awards are made pursuant to our 2013 Equity Incentive Plan. Typically, when an employee is hired we approve an initial equity grant. These initial grants are granted quarterly on pre-determined dates. This is a change from prior years, when the initial grants were awarded on the employee’s hire date. We also typically issue a merit-based equity award on an annual basis. These merit awards are typically issued in the first quarter of each fiscal year, with the grant date occurring during an open window, as determined under our internal trading policy. We believe this allows for pricing of equity grants that reflects the dissemination of material information and a fair representation of the market’s collective view of our results and performance.
Executive Equity Ownership Guidelines.    The compensation committee believes that equity ownership guidelines help align the interests of executives with that of our stockholders. Pursuant to our ownership guidelines, Mr. Kanter, Mr. Binder, and Ms. Yoakum must hold “equity value” of at least three times the executive’s annual salary, and Mr. Sainsbury and Ms. Neiswender must hold “equity value” of at least two times the executive’s annual salary. The equity value may be comprised of: common stock owned individually; common stock owned joining with or separately by a spouse, domestic partner, and/or minor children, either directly or indirectly; or vested stock options. The value of the equity is determined based on the intrinsic value of the equity as reported on NASDAQ. Executives have a reasonable time to achieve compliance, which is typically considered three to five years.

Policy Against Speculative Transactions.  No employee may engage in short sales, transactions in put or call options, margin loans with stock as collateral, certain hedging transactions or other inherently speculative transactions with respect to our stock at any time.
Tax Treatment of Compensation.    Section 162(m) limits the amount that a public company may deduct from federal income taxes for remuneration paid to the chief executive officer and the three other most highly paid executive officers, other than the chief financial officer, to $1.0 million per executive per year, unless certain requirements are met. While our compensation committee is mindful of the benefit to us of the full deductibility of compensation, our compensation committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. As a result, we intend to continue to compensate our executive officers in a manner consistent with the best interests of the Company and our stockholders, which may not always include the awarding of compensation that qualifies for full deductibility under Section 162(m). In addition, because there are uncertainties as to the application of regulations under Section 162(m), as with most tax matters, it is possible that our efforts to satisfy the conditions of Section 162(m) may be challenged or disallowed.
Accounting Considerations.    The accounting impact of our executive compensation program is one of many factors that the compensation committee considers in determining the size and structure of that program.
Compensation Recovery Policy.    As a public company subject to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial results as the result of misconduct or due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and anticipate that we will adopt a compensation recovery policy once final regulations on the subject have been adopted.
Risk Analysis of Our Compensation Plans.    We believe that the design and objectives of our executive compensation program are appropriately balanced and do not create risks that are reasonably likely to have a material adverse effect on us. To make this determination, we assessed the elements of our program with our compensation committee and with Towers Watson. We believe the design of our compensation policies and programs encourage our employees to remain focused on both our short and long-term goals. We believe the following design features mitigate inappropriate risk-taking by our executives:

•	a balance of fixed versus variable compensation and cash-based versus equity-based compensation;

•	variable compensation is based on a variety of performance goals, including company and individual;

•	the compensation committee has the discretion to lower annual incentive award amounts;

•	stock ownership requirements; and

•	a prohibition on hedging our stock that applies to all employees.

COMPENSATION COMMITTEE REPORT (1)
As part of fulfilling its responsibilities, the compensation committee reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) for the fiscal year ended January 3, 2016 with management. Based on the compensation committee’s review of the Compensation Discussion and Analysis and its discussions with management, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis for the fiscal year ended January 3, 2016 be included in this proxy statement for filing with the Securities and Exchange Commission and incorporated into our Annual Report on Form 10-K for the fiscal year ended January 3, 2016.
Date: April 15, 2016

Respectfully submitted,

Chris Bruzzo, Chairman Leslie Lane Mindy Meads

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, as amended, and is not to be incorporated by reference into any filing of Blue Nile, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation of Executive Officers
The following table sets forth compensation earned by our named executive officers:
Summary Compensation Table
Fiscal 2015, 2014 and 2013

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total Compensation ($)(4)
Harvey Kanter	2015	753,125	3,399,983	—	—	6,020	4,159,128
Chairman, Chief Executive	2014	728,674	442,558	443,319	—	5,920	1,620,471
Officer and President	2013	670,077	391,375	390,767	138,188	64,409	1,654,816

David Binder	2015	366,876	1,792,333	—	—	6,020	2,165,229
Executive Vice President,	2014	304,567	153,017	139,338	—	5,920	602,842
Chief Administrative Officer,	2013	273,558	219,170	218,925	29,657	5,820	747,130
and Chief Financial Officer

Julie Yoakum	2015	287,212	230,506	—	—	6,020	523,738
Chief Merchandising Officer	2014	279,136	120,664	109,860	—	5,920	515,580
	2013	275,652	172,205	189,735	28,830	5,820	672,242

Jonathan Sainsbury	2015	234,026	213,094	—	—	6,020	453,140
President of International	2014	222,332	110,479	102,631	—	5,920	441,362
	2013	200,892	101,758	128,436	15,969	32,444	479,499

Lauren Neiswender	2015	252,470	202,676	—	—	6,020	461,166
General Counsel and	2014	244,565	106,101	96,586	—	5,920	453,172
Corporate Secretary	2013	226,647	101,758	128,436	14,163	5,677	476,681

(1)
The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards during each fiscal year calculated in accordance with Topic 718 of the FASB Accounting Standards Codification. Generally, the grant date fair value is the amount we expect to expense in our financial statements over the award’s vesting schedule. The amount does not reflect the actual economic value realized by the executive officer. No option awards were granted in 2015. For additional information on the valuation assumptions, refer to Note 6 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 3, 2016, as filed with the Securities and Exchange Commission on March 1, 2016 (File No. 000-50763). See the Grants of Plan-Based Awards in Fiscal 2015 Table included herein for additional information on equity awards granted in 2015.

(2)
Non-Equity Incentive Plan Compensation includes awards earned under our annual cash incentive bonus plan. See the Grants of Plan-Based Awards in Fiscal 2015 Table included herein and the Compensation Discussion and Analysis above for additional information.

(3)
For 2015, amounts represent for each named officer a 401(k) matching contribution of $5,300 and a transportation allowance of $720, both of which are available on the same terms to all salaried employees. For 2014, amounts represent for each named executive officer a 401(k) matching contribution of $5,200 and a transportation allowance of $720, both of which are available on the same terms to all salaried employees.  For 2013, amounts for each named executive officer represents a 401(k) matching contribution and a transportation allowance, and in addition, include for Mr. Kanter, relocation assistance in 2013 of $58,589, and for Mr. Sainsbury, tuition assistance in 2013 of $27,200.

(4)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the preceding columns.

The following table provides additional information about fiscal year 2015 plan-based compensation to the named executive officers.
Grants of Plan-Based Awards in Fiscal 2015

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)				All Other Awards: Number of Securities Underlying Awards (#) (5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($) (7)
Name	Award	Grant Date (2)		Target ($) (3)	Maximum ($) (4)
Harvey Kanter	A. Annual Incentive	—		527,187	1,054,375	—	—	—
	B. Stock Options	—		—	—	—	—	—
	C. Restricted Stock Units	2/15/2015	(6)	—	—	117,160	—	3,399,983

David Binder	A. Annual Incentive	—		183,438	366,876	—	—	—
	B. Stock Options	—		—	—	—	—	—
	C. Restricted Stock Units	2/15/2015	(6)	—	—	61,762	—	1,792,333

Julie Yoakum	A. Annual Incentive	—		114,885	229,769	—	—	—
	B. Stock Options	—		—	—	—	—	—
	C. Restricted Stock Units	2/15/2015		—	—	7,943	—	230,506

Jonathan Sainsbury	A. Annual Incentive	—		93,610	187,221	—	—	—
	B. Stock Options	—		—	—	—	—	—
	C. Restricted Stock Units	2/15/2015		—	—	7,343	—	213,094

Lauren Neiswender	A. Annual Incentive	—		75,741	151,482	—	—	—
	B. Stock Options	—		—	—	—	—	—
	C. Restricted Stock Units	2/15/2015		—	—	6,984	—	202,676

(1)
In determining the 2015 bonus awards for each of the named executive officers, the compensation committee reviewed actual 2015 performance against pre-established financial and personal objectives. See the “Compensation Discussion & Analysis” section for additional information and analysis. There is no threshold or minimum incentive bonus payment.

(2)	Equity units granted to current executive officers are subject to acceleration under our severance plan and in certain other circumstances as provided in the 2013 Equity Incentive Plan.

(3)
This column sets forth the target bonus for each named executive officer, which is established by the compensation committee as a percent of the actual base salary paid to the named executive officer during the fiscal year 2015.

(4)
Each named executive officer was eligible to receive up to a maximum of 200 percent of his or her target bonus opportunity, depending upon the achievement of certain financial and individual performance objectives.

(5)	Restricted stock units granted to the named executive officers in fiscal year 2015 were issued under the 2013 Equity Incentive Plan.

(6)
In addition to their annual equity grants, Mr. Kanter and Mr. Binder received special retention grants in the form of restricted stock units for Fair Market Value (as defined under the 2013 Equity Incentive Plan) as of February 15, 2015 of $2,499,986 and $1,499,986, respectively.

(7)
The amounts represent the aggregate grant date fair value of the stock awards granted during the fiscal year calculated in accordance with Topic 718 of the FASB Accounting Standards Codification. For a discussion of valuation assumptions, see Note 6 to our consolidated financial statements included in our annual report on Form 10-K for the year ended January 3, 2016, as filed with the Securities and Exchange Commission on March 1, 2016 (File No. 000-50763).

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Offer Letters.    Each of our named executive officers has signed offer letters with us. Descriptions of the offer letters with our named executive officers are included under the caption Employment, Severance and Change of Control Agreements in the Compensation Discussion and Analysis section above.
Non-Equity Incentive Plan Awards.    These amounts reflect the potential target and maximum annual cash incentive awards payable to our named executive officers under our 2015 annual cash incentive bonus plan. For more information regarding this plan, please see the Annual Cash Incentive Bonus section in our Compensation Discussion and Analysis above.
Equity Awards.    On May 21, 2013, the date of the Company’s 2013 annual meeting of stockholders, our stockholders approved the 2013 Equity Incentive Plan, effective as of such date. The 2013 Equity Incentive Plan is intended to be the successor to the 2004 Equity Incentive Plan and the Directors’ Plan. Once the 2013 Equity Incentive Plan became effective, the 2004 Equity Incentive Plan was suspended and equity compensation that would have been granted under the 2004 Equity Incentive Plan is now granted under the 2013 Equity Incentive Plan. Prior to May 21, 2013, stock options and restricted stock units were granted to our executive officers under the 2004 Equity Incentive Plan. We have never granted stock appreciation rights.
Other Compensatory Arrangements.    For a description of the other elements of our executive compensation program, see the “Compensation, Discussion and Analysis” section above.

The following table provides information regarding unexercised stock options and unvested stock awards held by each of the named executive officers as of January 3, 2016.
Outstanding Equity Awards at Fiscal Year End 2015

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)	Option Exercise Price ($) (2)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (5)
Name	Grant Date	Exercisable	Unexercisable
Harvey Kanter	3/30/2012	144,843	9,657	33.30	3/29/2022
	2/15/2013	18,407	8,367	31.31	2/14/2023
	2/15/2014	14,494	18,636	33.25	2/14/2024
	2/15/2013					3,907	(3)	145,067
	2/15/2014					7,487	(3)	277,992
	2/15/2015					31,013	(3)	1,151,513
	2/15/2015					73,225	(4)	2,718,844

David Binder	8/22/2011	37,500	—	30.44	8/21/2021
	11/16/2011	4,000	—	33.45	11/15/2021
	2/15/2013	10,312	4,688	31.31	2/14/2023
	2/15/2014	4,556	5,857	33.25	2/14/2024
	2/15/2013					2,188	(3)	81,240
	2/15/2014					2,589	(3)	96,130
	2/15/2015					10,074	(3)	374,048
	2/15/2015					43,935	(4)	1,631,307

Julie Yoakum	6/25/2012	35,505	5,073	28.70	6/24/2022
	2/15/2013	8,937	4,063	31.31	2/14/2023
	2/15/2014	3,592	4,618	33.25	2/14/2024
	2/15/2013					1,719	(3)	63,826
	2/15/2014					2,041	(3)	75,782
	2/15/2015					7,943	(3)	294,924

Jonathan Sainsbury	11/2/2006	625	—	37.07	8/3/2016
	2/15/2007	625	—	40.00	8/3/2016
	5/10/2007	625	—	55.34	8/3/2016
	8/29/2007	3,000	—	83.81	8/28/2017
	8/8/2008	10,000	—	41.13	8/7/2018
	2/23/2009	14,000	—	21.22	2/22/2019
	2/17/2010	10,000	—	49.11	2/16/2020
	2/15/2011	9,000	—	56.62	2/14/2021
	11/16/2011	15,000	—	33.45	11/15/2021
	2/15/2013	6,050	2,750	31.31	2/14/2023
	2/15/2014	2,620	3,369	33.25	2/14/2024
	5/15/2014	692	1,155	30.20	5/14/2024
	2/15/2013					1,016	(3)	37,724
	2/15/2014					1,488	(3)	55,249
	5/15/2014					465	(3)	17,265
	2/15/2015					7,343	(3)	272,646

Lauren Neiswender	8/29/2007	7,000	—	83.81	8/28/2017
	8/8/2008	13,000	—	41.13	8/7/2018
	2/23/2009	20,000	—	21.22	2/22/2019
	2/17/2010	9,000	—	49.11	2/16/2020
	2/15/2011	7,500	—	56.62	2/14/2021
	11/16/2011	16,000	—	33.45	11/15/2021
	2/15/2013	6,050	2,750	31.31	2/14/2023
	2/15/2014	3,158	4,060	33.25	2/14/2024
	2/15/2013					1,016	(3)	37,724
	2/15/2014					1,795	(3)	66,648
	2/15/2015					6,984	(3)	259,316

(1)
Each of the options expiring in 2022 vests as to 1/4 of the shares of common stock underlying the options on the first anniversary of the grant date and as to 1/48 of the underlying shares monthly thereafter. Each of the options expiring in 2023 and 2024 vests as to 1/4 of the shares of common stock underlying the options on the first anniversary of the grant date and as to 1/16 of the underlying shares quarterly thereafter. Each of the options expiring in 2016 through 2021 is fully vested as of January 3, 2016.

The expiration date and full vest date of each of the options still subject to vesting is listed in the table below by expiration date:

Expiration Date	Full Vesting Date
08/03/2016	08/04/2010
08/28/2017	08/29/2011
08/07/2018	08/08/2012
02/22/2019	02/23/2013
02/16/2020	02/17/2014
02/14/2021	02/15/2015
08/21/2021	08/22/2015
11/15/2021	11/16/2015
03/29/2022	03/30/2016
06/24/2022	06/25/2016
02/14/2023	02/15/2017
02/14/2024	02/15/2018
05/14/2024	05/15/2018

(2)	Represents the closing price of a share of our common stock on the NASDAQ Global Securities market on the grant date of the option.

(3)	One-fourth of the restricted stock units vest on the first anniversary of the grant date and 1/16 of the units vest quarterly thereafter.

(4)	One-twentieth (5%) of the restricted stock units vest quarterly over a period of five years.

(5)
Value is calculated by multiplying the number of restricted stock units that have not vested by the closing price of one share of our common stock ($37.13) on December 31, 2015 (the last trading day prior to our January 3, 2016 fiscal year end).

The following table shows the number of shares acquired pursuant to the exercise of options by each named executive officer during fiscal year 2015 and the aggregate dollar amount realized by the named executive officer upon exercise of the option. The table also shows the number of restricted stock units that vested during 2015.
Option Exercises and Stock Awards Vested in Fiscal 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Harvey Kanter	—	—	21,870	690,323
David Binder	—	—	11,516	365,307
Julie Yoakum	—	—	2,963	91,358
Jonathan Sainsbury	625	4,494	2,250	68,924
Lauren Neiswender	15,272	65,048	2,208	67,861
 Pension Benefits
We do not have qualified or non-qualified defined benefit plans.
Nonqualified Deferred Compensation
We do not have non-qualified defined contribution plans or other non-qualified deferred compensation plans.

Change of Control Severance Plan
Our Severance Plan provides for the payment of severance benefits to designated executive employees whose employment is terminated within a specified period (not to exceed twenty-four months) following a “change of control,” either due to a termination without “cause” or a resignation for “good reason,” as each term is defined in the Severance Plan. The Severance Plan supersedes and replaces existing severance plans, policies or practices that would otherwise apply upon these kinds of Qualifying Terminations, as defined in the Severance Plan.
The Severance Plan provides that upon a Qualifying Termination following a Change of Control, and provided the employee signs our standard form of release, he/she will be entitled to receive severance benefits more fully described above in our “Compensation Discussion and Analysis” section.
Potential Payments on Termination or Change of Control
The following table shows cash severance and bonus payments, the value of accelerated vesting of equity grants, the value of continued health benefits and the total value that would have been provided to the named executive officers in the event that: (a) in the case of all of the named executive officers, a Change of Control had occurred on January 3, 2016 and on the further assumption that the employment of the named executive officer was terminated without Cause or that the named executive officer submitted his or her resignation for Good Reason at that time, and (b) in the case of Mr. Kanter, termination occurs prior to a Change in Control, on the assumption that the employment of such named executive officer was terminated without Cause on January 3, 2016. The values below are based on the terms of our Severance Plan.

	Involuntary Termination without Cause or Voluntary Termination for Good Reason after a Change in Control						Involuntary Termination without Cause other than after a Change in Control(5)
Name	Cash Severance ($)(1)	Bonus ($)(1)	Early Vesting of Stock Awards ($)(2)	Early Vesting of Option Awards ($)(3)	Welfare Benefits ($)(4)	Total ($)	Cash Severance ($)(6)	Bonus ($)(7)	Early Vesting of Stock Awards ($)	Early Vesting of Option Awards ($)	Welfare Benefits ($) (8)	Total ($)
Harvey Kanter	1,510,000	1,057,000	4,293,416	157,990	16,946	7,035,352	1,510,000	527,187	—	—	16,946	2,054,133

David Binder	750,000	375,000	2,182,724	50,009	11,823	3,369,556	—	—	—	—	—	—

Julie Yoakum	287,917	115,167	434,532	84,330	11,297	933,243	—	—	—	—	—	—

Jonathan Sainsbury	234,600	93,840	382,885	37,081	7,882	756,288	—	—	—	—	—	—

Lauren Neiswender	253,090	75,927	363,688	31,758	—	724,463	—	—	—	—	—	—

(1)
Cash severance and bonus payments were determined by multiplying the executive’s base salary and target annual incentive bonus by the multiple as defined in each of their severance agreements. For Mr. Kanter and Mr. Binder, that multiple is two. For Ms. Yoakum, Mr. Sainsbury, and Ms. Neiswender, that multiple is one.

(2)
Value is calculated by multiplying the number of unvested restricted stock units by the closing price of our stock ($37.13) on December 31, 2015 (the last trading day prior to our January 3, 2016 fiscal year end). With respect to the remaining stock awards, one-fourth of the restricted stock units vest on the first anniversary of the grant date and 1/16 vest quarterly thereafter. With respect to the restricted stock units granted to Mr. Kanter and Mr. Binder in February 2015 as special retention grants (included in early vesting as $2,499,986 and $1,499,986, respectively), one-twentieth (5%) of the restricted stock units vest quarterly.

(3)
The value of early vesting of option awards is based on the difference between the aggregate exercise price of all accelerated options and the aggregate market value of the underlying shares as of January 3, 2016, calculated using the closing market price of our stock ($37.13) on December 31, 2015 (the last trading day prior to our fiscal year end). Options that were out-of-the-money have been excluded from the calculation.

(4)
The amounts shown in this column represent health and dental coverage determined on the basis of our COBRA rates for post-employment continuation coverage for a period of eighteen months with respect to Mr. Kanter and Mr. Binder and twelve months with respect to Ms. Yoakum, Mr. Sainsbury, and Ms. Neiswender. Such rates were determined on the basis of the coverage elections made by the respective named executive officer.

(5)	Mr. Kanter is the sole named executive officer eligible to receive severance benefits outside of a Change in Control.

(6)	Cash severance was determined by multiplying the amount of base salary paid to Mr. Kanter in 2015 by two.

(7)
In 2015, Mr. Kanter’s target bonus was established as a percent of his base salary. The bonus amount is calculated by multiplying 70% (his bonus target) by the actual amount of base salary paid to Mr. Kanter in 2015, which was $753,125.

(8)
The amount shown in this column represents health and dental coverage determined on the basis of our COBRA rates for post-employment continuation coverage for a period of eighteen months. Such rate was determined on the basis of the coverage elections made by Mr. Kanter.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Non-Employee Director Compensation
Our compensation philosophy for non-employee directors is to provide a competitive level and mix of compensation that enhances our ability to attract and retain highly qualified directors and to reinforce the alignment of our directors’ interests with those of our stockholders.
Cash Compensation. The table below sets forth the cash compensation for which our non-employee directors are eligible:

Annual Cash Compensation	Cash ($)
Annual Retainer (1)	40,000
Fee for Committee Service (2)(3)	3,000
Audit Committee Chair Fee (3)	12,000
Compensation Committee Chair Fee (3)	6,000
Nominating and Corporate Governance Committee Chair Fee (3)	6,000
Lead Independent Director Fee (3)	15,000

(1)
The annual retainer is paid in quarterly installments. At the discretion of the board of directors, directors may be permitted to forego all or a portion of their annual retainer for service on the board of directors in exchange for a grant or grants of common stock under the 2013 Equity Incentive Plan having a fair market value equal to the amount of foregone cash compensation. The number of shares granted is determined by dividing the amount of the foregone quarterly installment by the closing price of our common stock on the second business day following our quarterly public announcement of our financial earnings for the quarter in which the installment is to be paid. Our policy for the timing of such determination is to provide for a price that reflects the dissemination of material information and a fair representation of the market’s collective view of our financial results and performance.

(2)
The annual fee for serving on a committee is paid in quarterly installments. Each director that serves on a committee receives $750 quarterly ($3,000 annually) regardless of the number of committees he/she serves on.

(3)	Paid in quarterly installments.

Equity Compensation. The chart below summarizes the equity compensation paid to non-employee directors:

Equity Compensation(1)
Initial Equity Grant	RSUs valued at $100,000.(2)
Annual Equity Grant	Equity grant valued at $85,000 in the form of stock options or RSUs.(3)
Option Grant Upon Full Vesting of Initial or Refresher Option Grant	Refresher grant of 9,000 options only to directors appointed prior to July 31, 2012. Directors appointed after July 31, 2012, do not receive a refresher grant.(4)

(1)	Equity granted to non-employee directors is subject to acceleration upon a change of control as described below.

(2)
Each new director receives an initial restricted stock unit grant on the date of his or her election or appointment. The initial grant vests every three (3) months from the date of grant for four years. These option grants cease vesting as of the date a non-employee director no longer serves on the board of directors.

(3)
Each non-employee director receives an annual equity grant on the date following each annual meeting of stockholders. The annual grant vests every three (3) months from the date of the grant for one year. Each non-employee director must elect, prior to the start of the fiscal year in which the annual meeting is to take place, or such later date as may be determined by the compensation committee in its sole discretion, to receive the annual equity grant in the form of either (i) 100% as restricted stock units or (ii) 100% as options. In the absence of a timely election, the entire annual equity grant will be granted in the form of options. An individual who becomes a non-employee director on or after the start of the fiscal year must make an election on or before the date he or she is appointed or elected as a non-employee director, or such later date as may be determined by the compensation committee in its sole discretion. These equity grants cease vesting as of the date a non-employee director no longer serves on the board of directors.

(4)
Each non-employee director elected to the board of directors prior to July 31, 2012 receives a refresher grant upon full vesting of the initial stock option grant. These refresher grants vest monthly in equal amounts from the date of the grant for four years. These options cease vesting as of the date a non-employee director no longer serves on the board of directors.

All options will be granted with an exercise price equal to the fair market value of the common stock on the date of grant, and will have a ten year term and a general post-termination exercise period of three months, subject to earlier termination or extension as provided in the applicable equity incentive plan and the applicable award agreement.
The vesting of the equity awards granted to non-employee directors under this director compensation program will become fully vested as of the earlier to occur of (x) the date of the non-employee director’s termination of service due to death or disability and (y) immediately prior to a change in control (subject to continued service as of such time). The unvested portions of restricted stock units and options are forfeited upon other termination.
2015 Compensation for Non-Employee Directors. The following table summarizes the compensation paid to our non-employee directors during the fiscal year ended January 3, 2016.
 2015 Director Compensation Table

Name		Fees Earned or Paid in Cash ($) (1)		Stock Awards ($)(2)	Option Awards ($) (2)	Total ($)
Chris Bruzzo	(4)	46,000		84,992	111,731	242,723
Scott Howe	(5)	43,000	(3)	—	84,994	127,994
Leslie Lane	(6)	43,000		84,992	—	127,992
Mindy Meads	(7)	43,000		84,992	—	127,992
Michael Potter	(8)	70,000		84,992	—	154,992
Mary Alice Taylor	(9)	49,000		84,992	—	133,992
Robert Van Schoonenberg	(10)	32,250		184,978	—	217,228

(1)
Includes the annual cash retainer, fees for serving on a committee of the board of directors, fees for serving as chairman of the board, fees as applicable for chairing a committee and fees for serving as the lead independent director. Directors may elect to receive their annual retainer in cash or stock.

(2)
The amounts included in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of awards granted during the fiscal year calculated in accordance with Topic 718 of the FASB Accounting Standards Codification. Generally, the grant date fair value is the amount we expect to expense in its financial statements over the award’s vesting schedule. The amount does not reflect the actual economic value realized by the director. For additional information on the valuation assumptions, refer to Note 6 of our consolidated financial statements included in our annual report on Form 10-K for the year ended January 3, 2016, as filed with the Securities and Exchange Commission on March 1, 2016 (File No. 000-50763).

(3)
Mr. Howe elected to receive a portion of his annual retainer (paid quarterly) in shares of common stock plus cash in lieu of any fractional share. The number of shares granted was determined by dividing the amount of the quarterly installment by the closing price of our common stock on the second business day following our quarterly public announcement of our financial earnings for the quarter in which the installment was paid. Mr. Howe received stock valued at $39,927 and cash in the amount of $3,000, which represented fees for service on committees.

(4)
Mr. Bruzzo’s initial stock option grant fully vested in 2015; he was therefore granted a refresher option to purchase 9,000 shares of common stock in 2015. Mr. Bruzzo received his annual equity grant in the form of a stock award for 2,946 shares of common stock. The total grant date fair value of the option and award grants, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, was $196,725. As of January 3, 2016, Mr. Bruzzo held 4,785 shares of common stock, options to purchase 35,545 shares of common stock and unvested stock awards of 1,473 shares of common stock.

(5)
Mr. Howe received his annual equity grant in the form of an option for 7,323 shares of common stock, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $84,994. As of January 3, 2016, Mr. Howe held 6,204 shares of common stock, options to purchase 7,323 shares of common stock and unvested stock awards of 1,062 shares of common stock.

(6)
Mr. Lane received his annual equity grant in the form of a stock award for 2,946 shares of common stock, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $84,992. As of January 3, 2016, Mr. Lane held 11,238 shares of common stock, options to purchase 26,500 shares of common stock and unvested stock awards of 1,473 shares of common stock.

(7)
Ms. Meads received her annual equity grant in the form of a stock award for 2,946 shares of common stock, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $84,992. As of January 3, 2016, Ms. Meads held 6,185 shares of common stock, options to purchase 4,051 shares of common stock and unvested stock awards of 2,663 shares of common stock.

(8)
Mr. Potter received his annual equity grant in the form of a stock award for 2,946 shares of common stock, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $84,992. As of January 3, 2016, Mr. Potter held 10,974 shares of common stock, options to purchase 28,875 shares of common stock and unvested stock awards of 1,473 shares of common stock.

(9)
Ms. Taylor received her annual equity grant in the form of a stock award for 2,946 shares of common stock, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $84,992. As of January 3, 2016, Ms. Taylor held 16,923 shares of common stock, options to purchase 29,452 shares of common stock and unvested stock awards of 1,473 shares of common stock.

(10)
Mr. van Schoonenberg was granted an initial stock award for 3,416 shares of common stock in 2015 with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $99,986. Mr. van Schoonenberg received his annual equity grant in the form of a stock award for 2,946 shares of common stock, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $84,992. As of January 3, 2016, Mr. van Schoonenberg held 2,113 shares of common stock and unvested stock awards of 4,249 shares of common stock.

Non-employee Director Equity Ownership Guidelines. The compensation committee believes that equity ownership guidelines help align the interests of our non-employee directors with that of our stockholders. In August 2009, the compensation committee approved equity ownership guidelines for our directors. Pursuant to these guidelines, within three years of joining the board of directors, our non-employee directors are expected to accumulate an ownership interest in our securities equal to three times the value of the annual retainer paid to non-employee directors for service on the board of directors. The value of the securities may comprise: common stock owned individually; common stock owned jointly with, or separately by, a spouse, domestic partner, and/or minor children, either directly or indirectly; vested restricted stock units; or vested stock options. The value of the securities is determined based on the intrinsic value of the securities using a rolling three-month average stock price.
TRANSACTIONS WITH RELATED PERSONS
RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES
In February 2007, our audit committee adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related person transactions.” For purposes of this policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director shall not be considered related person transactions under the policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.
Under our Related Person Transactions Policy, where a transaction has been identified as a related person transaction, our management presents such related person transaction to the audit committee for review, consideration and approval or ratification. The presentation includes, to the extent reasonably available, (a) a description of (i) the parties thereto; (ii) the interests, direct or indirect, of any related person in the transaction in sufficient detail so as to enable the audit committee to assess such interests; and (iii) the material facts of the proposed related person transaction, including the proposed aggregate value of such transaction, or, in the case of indebtedness, that amount of principal that would be involved; (b) an assessment of (i) the benefits to us of the proposed related person transaction; and (ii) whether the proposed related person transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to employees generally; and (c) management’s recommendation with respect to the proposed related person transaction. In the event the audit committee is asked to consider whether to ratify an ongoing related person transaction, in addition to the information identified above, the presentation includes a description of the extent of work performed and remaining to be performed in connection with the transaction and an assessment of the potential risks and costs of termination of the transaction.
The audit committee, in approving or rejecting the proposed related person transaction, considers all the relevant facts and circumstances deemed relevant by and available to the audit committee, including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. The audit committee approves only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests and those of our stockholders, as the audit committee determines in the good faith exercise of its discretion.
CERTAIN RELATED-PERSON TRANSACTIONS
We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is, or may be, made a party by reason of his or her position as director, officer or other agent, and otherwise to the fullest extent permitted under Delaware law and our bylaws.

ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended January 3, 2016 to the Securities and Exchange Commission is available on our website at http://investor.bluenile.com. A copy will be furnished without charge to stockholders of record upon request by mail to Investor Relations at Blue Nile, 411 First Avenue South, Suite 700, Seattle Washington 98104.
HOUSEHOLDING OF PROXY MATERIALS
The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Blue Nile, Inc., Corporate Secretary, at 411 First Avenue South, Suite 700, Seattle, Washington 98104 or contact Lauren Neiswender, our Corporate Secretary, at (206) 336-6700. Stockholders who share an address but currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.
 OTHER MATTERS
The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Lauren Neiswender
General Counsel and Corporate Secretary
Seattle, Washington
April 15, 2016